EXECUTION COPY

_____________________________________________

AGREEMENT AND PLAN OF MERGER

By and Among

CITIBANK N.A.,

BUCKEYE ACQUISITION SUB, INC.,

and

THE BISYS GROUP, INC.

Dated as of May 1, 2007

_____________________________________________

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ii

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AGREEMENT AND PLAN OF MERGER, dated as of May 1, 2007 (this "Agreement"), by and among Citibank N.A., a national banking association, (the "Buyer"), Buckeye Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer ("Acquisition Sub"), and The BISYS Group, Inc., a Delaware corporation (the "Company").

W I T N E S S E T H

WHEREAS, the Board of Directors of the Company has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), and (iii) resolved to recommend that the Company's stockholders adopt this Agreement and approve the Merger;

WHEREAS, the Boards of Directors of Acquisition Sub and the Buyer each have approved and declared advisable, this Agreement and the Merger, upon the terms and subject to the conditions and limitations set forth herein and in accordance with Delaware Law;

WHEREAS, the Board of Directors has expressed its intent, subject to applicable law, to authorize and declare, prior to the date of the Stockholders Meeting, a special dividend of $0.15 per share in cash, payable out of surplus available at or prior to the Effective Time to stockholders of the Company of record on a date to be determined by the Board of Directors and conditioned upon consummation of the Merger (the "Special Dividend"). The Special Dividend will be payable to the Paying Agent (as defined below) on the Effective Time for further payment to the Company's stockholders; and

WHEREAS, Buyer, as the sole stockholder of Acquisition Sub has adopted this Agreement and approved the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained herein and subject to the conditions contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                                         ARTICLE I

DEFINITIONS

Section 1.1        Definitions. Defined terms used in this Agreement have the meanings ascribed to them as follows:

"Acquisition Sub" shall have the meaning set forth in the Preamble.

"Affiliate" of a specified person, means a person who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

"Affiliate Transaction" shall have the meaning set forth in Section 4.23.

"Aggregate Merger Consideration" shall have the meaning set forth in Section 3.2(a).

"Agreement" shall have the meaning set forth in the Preamble.

“Benefit Continuation Period” shall have the meaning set forth in Section 6.10(a).

"Blue Sky Laws" shall mean state securities or "blue sky" laws.

"Book-Entry Shares" shall have the meaning set forth in Section 3.1(b).

"Broker-Dealer Compliance Policies" shall have the meaning set forth in Section 4.30(d).

"Broker-Dealer Subsidiaries" shall have the meaning set forth in Section 4.30(b).

"Business Day" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

"Business Divisions" shall mean each of the Retirement Services, Alternative Investment Services, Fund Services, Life Insurance Services and Commercial Insurance Services divisions of the Company.

"Buyer" shall have the meaning set forth in the Preamble.

"Buyer Disclosure Schedule" shall have the meaning set forth in Article V.

"Buyer Material Adverse Effect" means any change, effect or circumstance that is materially adverse to the business, operations, results of operations or financial condition of Buyer, Acquisition Sub and Buyer's subsidiaries taken as a whole, which, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Buyer or any of its subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

"Buyer Plans" shall have the meaning set forth in Section 6.10(d).

"Buyer Representatives" shall have the meaning set forth in Section 6.5(a).

"Buyer Termination Fee" shall have the meaning set forth in Section 8.2(b).

"Certificate of Merger" shall have the meaning set forth in Section 2.3(a).

"Certificates" shall have the meaning set forth in Section 3.1(b).

"Change of Recommendation" shall have the meaning set forth in Section 6.6(c).

"Class Action Settlement" shall mean the settlement of the actions filed in the United States District Court for the Southern District of New York as proposed class actions alleging violations of the federal securities laws by the Company and certain of its former officers and directors, as consolidated under the caption In re BISYS Securities Litigation, No. 04-CV-3840 (JSR), pursuant to the terms and conditions of the Stipulation and Agreement of Settlement dated as of October 30, 2006 and the Exhibits thereto.

"Closing" shall have the meaning set forth in Section 2.2.

"Closing Date" shall have the meaning set forth in Section 2.2.

"Code" shall have the meaning set forth in Section 3.8.

"Company" shall have the meaning set forth in the Recitals.

"Company Benefit Plan" shall mean each material "employee pension benefit plan" (as defined in Section 3(2) of ERISA), each material "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and each other material plan, arrangement, policy or agreement (written or oral) relating to stock options, restricted stock, other equity-based compensation, stock purchases, deferred compensation, bonus, employment, consulting, severance, change in control, salary continuation, retention, retirement, pension, profit sharing, fringe benefits, vacation, death benefit, hospitalization, medical or other employee benefits, in each case (x) maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its ERISA Affiliates or to which the Company or an ERISA Affiliate is party or (y) with respect to which the Company or any ERISA Affiliate has any liability, direct or indirect, contingent or otherwise, for the benefit of current or former directors, officers or employees of the Company or any of its subsidiaries.

"Company Common Stock" shall have the meaning set forth in Section 3.1(a).

"Company Disclosure Schedule" shall have the meaning set forth in Article IV.

"Company Employees" shall have the meaning set forth in Section 6.10(a).

"Company Intellectual Property Rights" shall have the meaning set forth in Section 4.14(a).

"Company Material Adverse Effect" means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (a) is or would reasonably be expected to be, materially adverse to the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any occurrence, change, event, effect or circumstance relating to or resulting from (i) changes in general economic conditions or securities or financial markets in general; (ii) general changes in the industry in which the Company and its subsidiaries operate and not specifically related to, or having a materially disproportionate effect on the Company and its subsidiaries taken as a whole (relative to the effect on any other persons operating in such industry); (iii) any changes in Laws applicable to the Company or any of the Company's subsidiaries or any of their respective properties or assets or interpretations thereof by any Governmental Authority; (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism; (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including without limitation the impact thereof on relationships with customers or employees); (vi) changes in GAAP, or the interpretation thereof; or (vii) any change in the market price or trading volumes of the Company Common Stock after the date hereof; provided, however, that clause (vii) shall not exclude any underlying fact, occurrence, change, effect, event or circumstance that itself constitutes a Company Material Adverse Effect that may have resulted in or contributed to or is attributable to such change in market price or trading volume or (b) would, or would reasonably be expected to, prevent or materially delay or materially impair the ability of the Company or any of its subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

"Company Material Contract" shall have the meaning set forth in Section 4.17(a).

"Company Option" shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Stock Plans.

"Company Permits" shall have the meaning set forth in Section 4.6(a).

"Company Recommendation" shall have the meaning set forth in Section 4.4(b).

"Company Representatives" shall have the meaning set forth in Section 6.5(a).

"Company SEC Documents" shall have the meaning set forth in Section 4.7(a).

"Company Stock Plans" shall mean the 1999 Equity Participation Plan and Non-Employee Director's Stock Option Plan, as each may be amended from time to time.

"Company Termination Fee" shall have the meaning set forth in Section 8.2(a).

"Competing Proposal" shall have the meaning set forth in Section 6.6(i).

"Confidentiality Agreement" shall mean the confidentiality agreement dated October 21, 2006 between Buyer and the Company, as amended.

"control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

"D&O Insurance" shall have the meaning set forth in Section 6.7(c).

"DCPs" shall have the meaning set forth in Section 4.27.

"Delaware Law" shall have the meaning set forth in the Recitals.

"Derivative Action Settlement" shall mean the settlement of Wiehl v. Mangum et al., and any and all claims relating to the allegations contained therein.

"Dissenting Shares" shall have the meaning set forth in Section 3.6.

"Effective Time" shall have the meaning set forth in Section 2.3(a).

"Employee Benefit Plan" shall mean an "employee benefit plan" as defined in Section 3(3) of ERISA.

"Environmental Law" shall have the meaning set forth in Section 4.29(b).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Exchange Fund" shall have the meaning set forth in Section 3.2(a).

"Expenses" shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party to this Agreement or the Subsequent Transaction Agreement, or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement or the Subsequent Transaction Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement and the Subsequent Transaction Agreement.

“FDCPs” has the meaning set forth in Section 4.27.

"Financing" shall have the meaning set forth in Section 6.11.

"Form BD" shall have the meaning set forth in Section 4.30(b).

"Form TA-1" shall have the meaning set forth in Section 4.30(c).

"FTC" shall mean the Federal Trade Commission.

"GAAP" shall mean the United States generally accepted accounting principles.

"Governmental Authority" shall mean any supra-national, national, federal, state or local governmental, regulatory, judicial or administrative authority, agency or commission or SRO.

"Hazardous Substance" shall have the meaning set forth in Section 4.29(c).

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"Indemnitee" shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company's subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

"Insurance Representative" shall have the meaning set forth in Section 4.6(b).

"Intellectual Property Rights" shall have the meaning set forth in Section 4.14(a).

"Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

"IRS" shall mean the Internal Revenue Service.

"knowledge" shall mean the knowledge of the following officers and employees of the Company and Buyer, after reasonable inquiry, as to (i) the Company: the officers and employees listed in Section 1.1 of the Company Disclosure Schedule and (ii) Buyer: the officers and employees listed in Section 1.1 of the Buyer Disclosure Schedule.

"Law" shall mean any statute, law, rule, regulation, requirement, ordinance or Order promulgated by any Governmental Authority.

"Lease" shall have the meaning set forth in Section 4.16(b).

"Lien" shall mean liens, claims, mortgages, encumbrances, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind.

“Material Customer” shall have the meaning set forth in Section 4.25.

“Material Producer” shall have the meaning set forth in Section 4.25.

"Merger" shall have the meaning set forth in the Recitals.

"Merger Consideration" shall have the meaning set forth in Section 3.1(b).

"Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

"Multiple Employer Plan" shall mean any "multiple employer plan" within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

"NASD" shall have the meaning set forth in Section 4.30(b).

"Notice of Superior Proposal" shall have the meaning set forth in Section 6.6(e).

"NYSE" shall mean the New York Stock Exchange.

"Open Source Materials" shall have the meaning set forth in Section 4.14(f).

"Option Cash Payment" shall have the meaning set forth in Section 3.3.

"Order" shall mean any decree, directive, order, writ, judgment, stipulation, determination, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority.

"Other Representatives" shall have the meaning set forth in Section 6.5(a).

"Outside Date" shall have the meaning set forth in Section 8.1(b).

"Owned Intellectual Property Rights" shall have the meaning set forth in Section 4.14(a).

"Paying Agent" shall have the meaning set forth in Section 3.2(a).

"Permitted Change of Recommendation" shall have the meaning set forth in Section 6.6(e).

"Permitted Lien" shall mean (i) any Lien for Taxes that are not yet due or are being contested in good faith (and for which adequate accruals or reserves have been established in accordance with GAAP), (ii) in the case of Liens against the Company or any of its subsidiaries, Liens securing indebtedness or liabilities that are reflected in the balance sheet included in the Company SEC Documents filed on or after December 15, 2006 and prior to the date hereof, (iii) such non-monetary Liens or other imperfections of title, if any, that, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, including, without limitation, (A) easements, encroachments and any similar imperfections of title not of record which would be disclosed by an accurate survey of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys (in either case, in the case of Liens against the Company or any of its subsidiaries, copies of which title reports and surveys have been delivered or made available to Buyer), and (vi) mechanics', carriers', workmen's, repairmen's and similar Liens, incurred in the ordinary course of business.

"person" shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Authority.

"Proxy Statement" shall have the meaning set forth in Section 6.2(a).

"Qualifying Transaction" shall mean any (i) acquisition of the Company by merger or business combination transaction; (ii) acquisition by any person (other than Buyer or any of its subsidiaries or affiliates) of forty percent (40%) or more of the assets of the Company and its subsidiaries, taken as a whole; or (iii) acquisition by any person (other than Buyer or any of its subsidiaries or affiliates) of forty percent (40%) or more of the outstanding Company shares.

"Regulated Subsidiaries" shall have the meaning set forth in Section 4.30(c).

"Requisite Stockholder Approval" shall have the meaning set forth in Section 4.20.

"Restricted Stock Award" shall have the meaning set forth in Section 3.4.

"Restricted Stock Payment" shall have the meaning set forth in Section 3.4.

"Rights Plan" shall mean the Rights Agreement, dated as of May 8, 1997, between the Company and the Bank of New York, as amended.

"Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended.

"SEC" shall mean the Securities and Exchange Commission.

"SEC Investigations" shall mean the formal investigations by the SEC (i) into the facts and circumstances related to the Company's restatements of its financial statements filed with the SEC on August 10, 2004 and April 26, 2006; and (ii) related to marketing and distribution arrangements in the Company's mutual funds services business both as described in the section titled "Regulatory Investigations" in the Company's Form 10-K filed with the SEC on April 26, 2006.

"SEC Settlements" shall mean any resolution of the SEC Investigations with regard to the Company, including as described in the Company's Form 8-K dated as of September 27, 2006 and the Company's Form 8-K dated as of November 7, 2006.

"Secretary of State" shall have the meaning set forth in Section 2.3(a).

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Significant Subsidiary" shall have the meaning given in Rule 1-02(w) of Regulation S-X.

"Special Dividend" shall have the meaning set forth in the Recitals.

"SRO" shall have the meaning set forth in Section 4.30(d).

"Stockholders' Meeting" shall have the meaning set forth in Section 6.3.

"Subsequent Transaction" shall have the meaning set forth in Section 6.5(a).

"Subsequent Transaction Agreement" shall mean the agreement dated as of the date hereof among Acquisition Sub and BIR JCF, LLC.

"subsidiary" of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Successor Employer” shall have the meaning set forth in Section 6.10(a).

"Superior Proposal" shall have the meaning set forth in Section 6.6(j).

"Superior Proposal Agreement" shall have the meaning set forth in Section 6.6(g).

"Surviving Corporation" shall have the meaning set forth in Section 2.1.

"Takeover Laws" shall have the meaning set forth in Section 4.19.

"Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; and liability for the payment of any of the foregoing as a result of (w) successor or transferee liability, (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing.

"Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

“Third Party Agreements” shall have the meaning set forth in Section 6.5(b).

"Third Party IP Licenses" shall have the meaning set forth in Section 4.17(a).

"Total Merger Consideration" shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares retired pursuant to Section 3.1(a) and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

"Total Option Cash Payments" shall have the meaning set forth in Section 3.3.

"Total Restricted Stock Payments" shall have the meaning set forth in Section 3.4.

"Transfer Agent Subsidiaries" shall have the meaning set forth in Section 4.30(c).

“Transferred Company Employee” shall have the meaning set forth in Section 6.10(a).

"Treasury Regulations" shall mean the regulations promulgated under the Code.

ARTICLE II

THE MERGER

Section 2.1        The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name "Citi Investor Services, Inc." as the surviving corporation (the "Surviving Corporation"), shall become a wholly owned subsidiary of Buyer and shall continue to be governed by Delaware Law.

Section 2.2         Closing. Subject to the satisfaction or, if permissible, waiver by the party entitled to the benefit thereof, of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") will take place at 12:00 p.m., New York time, (a) if all of the conditions set forth in Article VII hereof (other than those conditions that by their nature, are to be satisfied on the Closing Date) have been satisfied or waived on or before the 15th day of the month, on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof, or (b) if all of the conditions set forth in Article VII hereof (other than those conditions that by their nature, are to be satisfied on the Closing Date) have been satisfied or waived on or after the 16th day of the month, on the first Business Day of the month following the month in which all of the conditions set forth in Article VII hereof have been satisfied or waived by the party entitled to the benefit thereof (other than those conditions that by their nature, are to be satisfied on the Closing Date), provided, that if there are less than two Business Days remaining in such month, the Closing will take place on the 5th day of the month (or, if such day is not a Business Day, the next Business Day) following the month in which all of the conditions set forth in Article VII hereof have been satisfied or waived by the party entitled to the benefit thereof (other than those conditions that by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at or prior to the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, unless another time, date or place is agreed to in writing by the parties hereto. The actual date on which the Closing occurs being referred to herein as the "Closing Date".

Section 2.3	Effective Time; Effect.

(a)          Concurrently with the Closing, the Company, Buyer and Acquisition Sub shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State")

as provided under Delaware Law. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such subsequent date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the "Effective Time."

(b)          From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the Delaware Law and except as otherwise expressly set forth herein, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4         Certificate of Incorporation and By-Laws. Subject to Section 6.7 of this Agreement, the certificate of incorporation and by-laws of Acquisition Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation immediately after the Effective Time and until thereafter amended in accordance with applicable Law or provisions of such certificate of incorporation and by-laws, except in each case that references to Acquisition Sub's name shall be replaced by references to “Citi Investor Services, Inc.”

Section 2.5        Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Board of Directors of Acquisition Sub immediately prior to the Effective Time.

Section 2.6         Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

                                                       ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1        Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a)          Cancellation of Company Securities. Each share of the Company's Common Stock, par value $0.02 per share (the "Company Common Stock") held by the Company as treasury stock or held by any wholly owned subsidiary of the Company or by Buyer or Acquisition Sub immediately prior to the Effective Time shall automatically be cancelled, retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)          Conversion of Company Securities. (i) Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a) hereof and

Dissenting Shares) shall be converted into the right to receive $11.85 (the "Merger Consideration"), without interest.

(ii)          Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically cancelled and shall cease to exist and the holders of certificates (the "Certificates") or book-entry shares ("Book-Entry Shares") which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Merger Consideration, without interest thereon.

(c)          Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, any certificate representing the common stock of Acquisition Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such shares of common stock of Acquisition Sub represented thereby were converted in accordance with the immediately preceding sentence.

(d)          Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, subdivision, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any merger, consolidation or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2	Exchange of Certificates.

(a)          Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Buyer shall designate a paying agent (the "Paying Agent") reasonably acceptable to the Company for the payment of the Merger Consideration. Immediately prior to the Effective Time, Buyer shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, Restricted Stock Awards and/or Company Options, cash constituting an amount equal to (i) the sum of the Total Merger Consideration plus (ii) the Total Option Cash Payments plus (iii) the Total Restricted Stock Payments (the "Aggregate Merger Consideration," and such Aggregate Merger Consideration as deposited with the Paying Agent, the "Exchange Fund"). In the event the Exchange Fund shall be insufficient to make the remaining payments contemplated to be paid by the Paying Agent from the Exchange

Fund by Section 3.1(b), 3.3 and 3.4, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock, Restricted Stock Awards and Company Options and (ii) applied promptly to making the payments pursuant to Section 3.2(b) hereof. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. Notwithstanding anything herein to the contrary, in lieu of depositing or causing to be deposited with the Paying Agent the Total Option Cash Payments and the Total Restricted Stock Payments prior to the Effective Time, Buyer may elect instead to cause the Surviving Corporation to deliver the Total Option Cash Payments and the Total Restricted Stock Payments to the holders of shares of Company Options and Company Restricted Stock as promptly as practicable following the Effective Time.

(b)          As promptly as practicable following Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (i) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement, (ii) subject to Section 3.2(a), to each holder of a Company Option, a check in an amount due and payable to such holder pursuant to Section 3.3 hereof in respect of such Company Option, and (iii) subject to Section 3.2(a), to each holder of a Restricted Stock Award, a check in an amount due and payable to such holder under Section 3.4 in respect of such Restricted Stock Award.

(c)          Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed promptly following the Paying Agent's receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. If payment is to be made to a person other than the person in whose name the Certificate or Book-Entry Share surrendered is registered, it shall be a condition of payment that the Certificate of Book-Entry Share so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration (or the cash pursuant to Section 3.2(e)) payable upon the surrender of the Certificates or Book-Entry Shares or in respect of Restricted Stock Awards or Company Options.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates, Book-Entry Shares, Restricted Stock Awards or Company Options for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, as general creditors thereof for payment of their claim for cash, without interest thereon upon due surrender of their Certificates, Book-Entry Shares, Restricted Stock Awards or Company Options.

(e)          No Liability. None of Buyer, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates, Book-Entry Shares, Restricted Stock Awards or Company Options shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate, Book-Entry Share, Restricted Stock Award or Company Option would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate, Book-Entry Share, Restricted Stock Award or Company Option shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

(f)           Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Buyer or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Buyer or the Paying Agent from making the payments required by this Article III, and following any losses that result in the amount of cash included in the Exchange Fund to be insufficient to make the remaining payments contemplated to be paid by the Paying Agent from the Exchange Fund pursuant to Section 3.1(b), 3.3 and 3.4, Buyer shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock and, subject to Section 3.2(a), the Restricted Stock Awards and Company Options, in the amount of such deficiency, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation.

Section 3.3         Stock Options. As of the Effective Time, each Company Option, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any Company Option, become fully vested and converted into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the "Option Cash Payment" and the sum of all such payments, the "Total Option Cash Payments"). As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 3.3.

Section 3.4        Restricted Stock Awards. As of the Effective Time, each then outstanding share of Company Common Stock which is subject to a restricted Company Common Stock award granted under a Company Stock Plan (each, a "Restricted Stock Award") shall, by virtue of the Merger and without any action on the part of any holder thereof, become fully vested and converted into the right to receive the Merger Consideration (the "Restricted Stock Payment" and the sum of all such payments, the "Total Restricted Stock Payments"). As of the Effective Time, all such Restricted Stock Awards shall automatically cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 3.4.

Section 3.5        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 3.6        Dissenting Shares. Notwithstanding anything herein to the contrary, to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 262 of Delaware Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof has properly exercised his or her demand for appraisal rights under Section 262 of Delaware Law (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of Delaware Law; provided, however, that if any such holder shall have failed to timely perfect or shall have effectively withdrawn or lost his or her right to appraisal under Delaware Law, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration, without any interest thereon, and such shares shall no longer be Dissenting Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of Delaware Law and as provided in this Section 3.6. The Company will give Buyer (i) prompt notice of any demands received by the Company for appraisals of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal or settle, or offer to agree to settle, any such demands.

Section 3.7        Transfers; No Further Ownership Rights. After the Effective Time, the stock transfer books of the Company will be closed, and there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration, as provided for in Section 3.1(b) hereof, for each share of Company Common Stock formerly represented by such Certificates.

Section 3.8         Withholding Rights. Each of the Surviving Corporation, Buyer and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options or Restricted Stock Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Buyer or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Options or Restricted Stock Awards in respect to which such deduction and withholding was made by the Surviving Corporation, Buyer or the Paying Agent, as the case may be.

                                                        ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any Company SEC Document filed on or after April 25, 2006, and prior to the date hereof (excluding any disclosure set forth in any risk factor section or any section relating to or containing forward-looking statements) to the extent such disclosure is reasonably apparent on its face to relate to such section of Article IV below, or (ii) as disclosed in the corresponding section of the separate disclosure schedule which has been delivered by the Company to Buyer prior to the execution of this Agreement (the "Company Disclosure Schedule") or in any other section of the Company Disclosure Schedule to the extent it is reasonably apparent on its face that such disclosure is a relevant exception to the applicable representation and warranty, the Company hereby represents and warrants to Buyer as follows:

Section 4.1	Organization and Qualification; Subsidiaries.

(a)          Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Section 4.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each subsidiary of the Company. Section 4.1(b) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity or voting interests (including partnership interests and limited liability company interests) owned by the Company or its subsidiaries of each of the Company's subsidiaries, and the identity of such owners of outstanding equity or voting interests. All equity or voting interests (including partnership interests and limited liability company interests) of the Company's subsidiaries held by the Company or any of its other subsidiaries have been duly and validly authorized and are validly issued, fully paid and non-assessable. All such equity or voting interests owned by the Company or its subsidiaries are free and clear of any Liens.

(c)          Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries owns any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other person.

Section 4.2         Certificate of Incorporation and By-Laws. The Company has made available to Buyer a complete and correct copy of the Amended and Restated Certificate of Incorporation and the By-Laws, each as amended to date, of the Company and the equivalent organizational documents for each of its subsidiaries. The Amended and Restated Certificate of Incorporation and the By-Laws (or equivalent organizational documents) of the Company and each of its Significant Subsidiaries are in full force and effect. None of the Company or any of its subsidiaries is in material violation of any provision of the Amended and Restated Certificate of Incorporation or the By-Laws (or its equivalent organizational documents).

Section 4.3	Capitalization.

(a)          The authorized capital stock of the Company consists of 320,000,000 shares of Company Common Stock. As of April 30, 2007, 122,195,017 shares of Company Common Stock were issued and outstanding, 937,621 shares of Company Common Stock were held in treasury and no shares of Company Common Stock were held by any subsidiary of the Company. As of April 30, 2007 there were 10,467,549 shares of Company Common Stock authorized and reserved for future issuance under Company Stock Plans, outstanding Company Options to purchase 6,820,638 shares of Common Stock with a weighted average exercise price equal to $19.44 per share, and outstanding Restricted Stock Awards with respect to 1,087,935 shares of Company Common Stock. Except as set forth above, and except for the Rights (as defined in the Rights Plan), as of April 30, 2007, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. Since April 30, 2007, the Company has not issued any Company Common Stock other than pursuant to the exercise of Company Options outstanding on such date, has not granted any option, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Company Common Stock and has not split, combined or reclassified any of its shares of capital stock. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights.

(b)          Except as set forth above, and except (x) for the Rights (as defined in the Rights Plan) and (y) as specifically permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to (i) issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries; (ii) issue, grant, extend or enter into any such security, option, warrant, call, right or contract; (iii) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary. Except for the issuance of shares of Company Common Stock that were available for issuance as set forth in Section 4.3(a), and except for regular quarterly cash dividends as publicly disclosed, from June 30, 2006 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Company Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Company Common Stock, and its Board of Directors has not authorized any of the foregoing.

(c)          Neither the Company nor any of its subsidiaries has outstanding material bonds, debentures, notes or, other than as referred to in Sections 4.3(a) and 4.3(b), other securities, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter.

(d)          There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its subsidiaries.

Section 4.4	Authority Relative to Agreement.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the consummation of the Merger, the receipt of the Requisite Stockholder Approval). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

(b)          The Board of Directors (by unanimous vote of the Directors present at a meeting duly called and held) has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the adoption of this Agreement by the stockholders of the Company (the "Company Recommendation").

Section 4.5	No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) will not (i) conflict with or violate the Amended and Restated Certificate of Incorporation or By-Laws (or equivalent organizational documents) of (A) the Company or (B) any of its subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or require any consent, waiver or approval or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation under any Company Material Contract, or (iv) result (immediately, or with the passage of time or otherwise) in the creation of a Lien, other than any Permitted Lien, upon any of the properties, assets or rights of the Company or any of its subsidiaries, other than, in the case of clauses (ii), (iii) and (iv), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any

Governmental Authority, except for (i) applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, (ii) any consents, approvals, authorizations, waivers, permits, filings or notices set forth in Section 4.5(b) of the Company Disclosure Schedule, and (iii) where failure to obtain such consents, approvals, authorizations waivers or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6	Permits and Licenses; Compliance with Laws.

(a)          Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the "Company Permits") all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have in full force and effect, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries is, or since June 30, 2006 has been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract (including any Company Material Contract), agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property, asset or right of the Company or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries has received written or oral (or otherwise has any knowledge of any) notice since June 30, 2006, of any material violation of or noncompliance with any Law applicable to the Company or any of its subsidiaries, or directing the Company or any of its subsidiaries to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company or any of its subsidiaries have been asserted to the Company or any of its subsidiaries in writing or, to the knowledge of the Company, orally, by any Governmental Authority.

(b)          To the knowledge of the Company, each of the brokers, customer representatives, managing general agents, solicitors, producers and agents employed by the Company or any of its subsidiaries offering, selling or soliciting insurance products or services for the Company or any of its subsidiaries (each, an "Insurance Representative") is, and has been at all times such person has acted as an Insurance Representative for the Company or any of its subsidiaries, duly registered with and/or licensed by the appropriate Governmental Authority in jurisdictions where such Insurance Representative conducts business of a nature requiring such registration and/or license and has been duly appointed by each entity for which it offers or sells such products or services, except where the failure to be so registered, licensed or appointed would not, individually or in the aggregate be material to the Company and its subsidiaries, taken as a whole. To the knowledge of the Company, no Insurance Representative has violated (with or without notice or the lapse of time or both) in any material respect any term or provision of any Law applicable to the broking, writing, sale or production of the business of the Company or any of its subsidiaries.

(c)          None of the Company or any of its subsidiaries is a party to any market services agreement, placement services agreement, or similar agreement providing for the payment of contingent commissions to any broker or other insurance intermediary. All relevant payments due to the Company, any of its subsidiaries, or any Insurance Representatives with respect to the business of the Company or any of its subsidiaries are described in the contracts, forms of each variant of such contracts having been provided or made available to Buyer.

Section 4.7	Company SEC Documents.

(a)          The Company has filed with the SEC all forms, documents and reports required to be filed or furnished with the SEC since June 30, 2005, together with any amendments, restatements or supplements thereto and those filed subsequent to the date of this Agreement (collectively, the "Company SEC Documents"). As of their respective dates, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents complied, and each of the Company SEC Documents to be filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed, or will be filed, as the case may be, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, contained, or will contain any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b)          The consolidated financial statements (giving effect to any amendments, restatements or supplements thereto filed prior to the date of this Agreement, and including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.8	Controls and Procedures.

(a)          The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company's periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company's management has completed an assessment of the effectiveness of the Company's internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2006, and a description of such assessment is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed prior to the date hereof. To the knowledge of the Company, the Company has disclosed, based on its most recent evaluation of internal controls over financial reporting, to the Company's outside auditors and the audit committee of the Company's Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

(b)          Since April 1, 2006 (i) to the knowledge of the Company, none of the Company, any of its subsidiaries, and any director, officer, auditor or accountant of the Company or any of its subsidiaries or any employee of the Company or its subsidiaries whose position includes monitoring the Company's audit committee complaint reporting procedures has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

Section 4.9        Absence of Certain Changes or Events. (a) Since June 30, 2006, except as otherwise permitted by this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) since April 1, 2007, neither the Company nor any of its subsidiaries has taken any action that, if taken after the date hereof would constitute a breach of Section 6.1(c), (g), (l) or (m).

Section 4.10      No Undisclosed Liabilities. Except (a) as adequately reflected or reserved against in the Company's consolidated balance sheet as at June 30, 2006, included in the Company SEC Documents filed on December 15, 2006 or (b) for liabilities or obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which would not have a Company Material Adverse Effect.

Section 4.11      Absence of Litigation. Except as set forth in Section 4.11 of the Company Disclosure Schedules, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties, assets or rights, or against any employees of the Company or any of its subsidiaries, at law or in equity, and there are no material Orders, before any arbitrator or Governmental Authority in each case as would have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are in material compliance with all such Orders set forth in Section 4.11 of the Company Disclosure Schedules.

Section 4.12	Employee Benefit Plans.

(a)          Section 4.12(a) of the Company Disclosure Schedules contains a true and complete list, as of the date of this Agreement, of each Company Benefit Plan.

(b)          The Company has delivered or made available to Buyer true, correct and complete copies of (i) each Company Benefit Plan; (ii) the most recent annual report on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Company Benefit Plan (if any such report was required by applicable Law); (iii) the most recent summary plan description (or similar document) for each Company Benefit Plan for which a summary plan description (or similar document) is required by applicable Law; (iv) the most recent determination letter received from the IRS with respect to each Company Benefit Plan, if applicable; (v) the most recent available financial or actuarial report for each Company Benefit Plan, if applicable; and (vi) any comparable documents with respect to each Company Benefit Plan subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.

(c)          Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. To the knowledge of the Company, there are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan other than any such investigations, proceedings, or claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Company Benefit Plan for which financial statements are required by ERISA, there has been no adverse change in the financial status of such Company Benefit Plan since the date of the most recent such statements provided to Buyer by the Company.

(d)          No Company Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or

Section 412 of the Code. No liability under Title I or IV or Section 302 of ERISA, the penalty, excise Tax or joint and several liability provisions of the Code, or under any foreign Law or regulation relating to employee benefit plans has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Affect. None of the Company Benefit Plans provides, and neither the Company nor any of its subsidiaries has any liability with respect to, any post-employment life or health insurance or other welfare benefits except as may be required by Section 4980B of the Code or any other applicable Law.

(e)          Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification, other than any occurrences that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to any Company Benefit Plan maintained outside the United States, to the knowledge of the Company, all applicable foreign qualifications or registration requirements have been satisfied in all material respects except where any failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)           To the knowledge of the Company, each Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005, based upon a reasonable interpretation of Section 409A and the proposed regulations and guidance issued thereunder.

(g)         Except as set forth in Section 4.12(g) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(h)          To the knowledge of the Company, all Company Options have been granted in compliance with the terms of the applicable Company Benefit Plan, with applicable Law, and with the applicable provisions of the Certificate of Incorporation and Bylaws as in effect at the applicable time applicable time. All such Company Options have been appropriately accounted for in accordance with GAAP.

Section 4.13      Labor Matters. (a) There is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries, except where such strike or lockout would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is party to a collective bargaining or similar agreement with any labor organization and none of the Company's nor any of its subsidiaries' employees is represented by any union, works council or other labor organization. To the knowledge of the Company, there are no activities or proceedings of any union or other labor organization to organize any employees of the Company or any of its subsidiaries.

(b)          The Company and each of its subsidiaries are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations. Except as would not result in any material liability to the Company or any of its subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. No Insurance and Retirement Employee (as that term is defined in the Subsequent Transaction Agreement) is entitled to participate in any Company Benefit Plan maintained or sponsored in any jurisdiction outside the United States.

Section 4.14	Intellectual Property.

(a)          The Company and its subsidiaries own or possess necessary or required valid licenses or other necessary or required valid rights to use in the manner currently used, in all material respects, all trademarks, service marks, brand names, logos, domain names, certification marks, trade names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, technology, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets, know-how and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; copyrights, writings and other works of authorship in any media (including without limitation, computer programs, hardware, firmware, software, databases, documentation and related items), whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all other intellectual property or proprietary rights (the "Intellectual Property Rights") used in, held for use in, or necessary for the conduct of the business of the Company and its subsidiaries as currently conducted (the "Company Intellectual Property Rights")Neither the Company nor any of its subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Intellectual Property Rights owned by the Company or any of its subsidiaries (the "Owned Intellectual Property Rights") and no legal proceeding relating to the foregoing has been initiated or, to the Company's knowledge, is pending. To the Company's knowledge, all registrations for any Owned Intellectual Property Rights are valid and subsisting.

(b)          Section 4.14(b) of the Company Disclosure Schedule lists all registrations for any Owned Intellectual Property Rights, including any pending applications for registration (including all applicable application or registration numbers and the jurisdictions of registration or application). The Company and its subsidiaries are the exclusive owners of all Company Intellectual Property Rights set forth on Section 4.14(b) of the Company Disclosure Schedule, free and clear of all Liens (other than Permitted Liens). To the Company's knowledge, no unregistered and material Owned Intellectual Property Rights are being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such rights.

(c)          To the Company's knowledge, the conduct of the business of the Company and its subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person in any material respect. None of the Company or any of its subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that the Company or any of its subsidiaries must license or refrain from using any Intellectual Property Rights of any other person) that has not been settled or otherwise fully and finally resolved and, to the Company's knowledge, no legal proceeding relating to the foregoing has been initiated. To the Company's knowledge, no other person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Owned Intellectual Property Rights.

(d)          No employees or independent contractors of the Company or its subsidiaries who have developed any material Owned Intellectual Property Rights for or on behalf of the Company has retained any rights, title, or interest in such Owned Intellectual Property Rights.

(e)          Each of the Company and its subsidiaries has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Owned Intellectual Property Rights and any other Intellectual Property Rights obtained from third parties under the obligation of confidentiality. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all use and disclosure by the Company and its subsidiaries of trade secrets of a third person has been pursuant to and in accordance with the terms of a written agreement with such third person or is otherwise lawful. The Company and its subsidiaries have reasonable security and data protections and, with respect to the treatment of personal information, reasonable privacy policies, in place, and there has been no material breach thereof or loss of data in the last two (2) years. The software owned by or used by each of the Company and its subsidiaries is free of all viruses, worms, trojan horses and other material known contaminants that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)           To the Company's knowledge, neither the Company nor any of its subsidiaries has incorporated Open Source Materials into software (i) developed by or on behalf of the Company or any of its subsidiaries and (ii) used in the conduct of the business, that grant to any third party any ownership of license rights or immunities under any Intellectual Property Rights owned or developed by the Company or any of its subsidiaries or that create obligations for the Company or any of its subsidiaries with respect to their products or services or any of the Company's software, whether with respect to obligations of disclosure, redistribution, licensing or otherwise. For the purposes of this Section 4.14(f), "Open Source Materials" means all software, documentation or other material that is distributed as "free software," "open source software" or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

Section 4.15	Taxes.

(a)          (1) The Company and each of its subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects; (2) the Company and each of its subsidiaries have paid all material Taxes payable by them (whether or not shown as due on such Tax Returns except with respect to matters contested in good faith and by appropriate proceedings and for which adequate reserves have been established); (3) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing any material audits, examinations, investigations or other proceedings in respect of Taxes; (4) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; and (5) the Company has established reserves in accordance with GAAP for all material Taxes that are not yet due and payable with respect to the Company and its subsidiaries through the date of this Agreement.

(b)          Neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax for Tax periods which remain open. Neither the Company nor any subsidiary of the Company has any liability for the Taxes of any other person which is not included in the Company's consolidated United States federal Tax Return (i) under section 1.1502-6 of the Treasury Regulations; (ii) as a transferee or successor; (iii) by contract or (iv) otherwise.

(c)          Neither the Company nor any of its subsidiaries will be required to recognize income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in accounting method made for, any taxable period ending on or before the date of the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method. Neither the Company nor any of its subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355 of the Code within the past two years. Neither the Company nor any of its subsidiaries has participated in, or sold, distributed or otherwise promoted, any "reportable transaction", as defined in Treasury Regulation section 1.6011-4.

(d)          The Company has provided the Buyer with all information reasonably requested by the Buyer to enable the Buyer to calculate the U.S. federal income tax basis of the capital stock as of December 31, 2006 in each entity engaged in the Insurance Services Business and the Retirement Services, and such information, to the best business judgment of the Company, after consultation with its advisors, is complete and correct in all material respects, except with respect to those matters covered in the tax basis analysis delivered by the Buyer to the Company on April 30, 2007, which matters have not been fully analyzed by the Company.

(e)          Neither the Company nor any of its subsidiaries has taken any action that would reasonably be expected to give rise to (i) a "deferred intercompany transaction" within the meaning of Treasury Regulation section 1.1502-13 or an "excess loss account" within the meaning of Treasury Regulation section 1.1502-19, or to (ii) the recognition of a deferred intercompany transaction. Section 4.15(e) of the Company Disclosure Schedule contains a list of all entities that have held the BISYS trademark since June 18, 2001, and a description of the transactions by which each such entity acquired and disposed of the BISYS trademark, and such list and description are complete and correct in all material respects.

(f)           The Company and all of its subsidiaries have materially complied with and are in material compliance with all applicable material IRS or U.S. Treasury information reporting and withholding requirements (including backup withholding requirements) for all Tax periods which remain open.

Section 4.16	Title to Properties; Assets.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its subsidiaries has good and valid fee simple title to its owned properties, assets and rights or good and valid leasehold or licensed interests in all of its leasehold or licensed properties, assets and rights except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. Schedule 4.16(a) of the Company Disclosure Schedule sets forth a list of all of the real property owned by the Company or any of its subsidiaries. All such owned properties, assets and rights, and all such leasehold, subleasehold or licensed interests in leased, subleased or licensed properties, assets and rights, are free and clear of all Liens other than Permitted Liens.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its subsidiaries has complied with the terms of all leases, subleases and occupancy agreements (each a "Lease" and collectively, the "Leases") to which it is a party and all such Leases are legal, valid, binding and enforceable in accordance with their terms by the Company or its subsidiaries party thereto and are in full force and effect. Section 4.16(b) of the Company Disclosure Schedule sets forth each Lease to which the Company or any of its subsidiaries is a party. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries enjoy peaceful and undisturbed possession under all such Leases, have not received notice of any default, delinquency or breach on the part of the

Company or any of its subsidiaries, and there are no existing defaults (with or without notice or lapse of time or both) by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, beyond any applicable grace periods under such Leases.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the assets, properties and rights of the Company and each of its subsidiaries constitute all of the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in, the conduct of the business as it is now being conducted and contemplated to be conducted by the Company and its subsidiaries.

Section 4.17	Material Contracts.

(a)          Section 4.17 of the Company Disclosure Schedule sets forth a list, and the Company has, subject to the limitations set forth in such schedule, made available to Buyer true, correct and complete copies of, each written material contract, agreement, commitment, arrangement, lease or plan and each other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound as of the date hereof that:

(i)           constitutes a "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)          contains covenants that materially limit the ability of the Company (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation or any of its Affiliates) (a) to compete in any line of business or with any person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (b) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any of its subsidiaries upon notice of 60 days or less;

(iii)        with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture is material to the business of the Company and the subsidiaries, taken as a whole;

(iv)         involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract;

(v)          other than solely among wholly owned subsidiaries of the Company, relates to (A) indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) and having an outstanding principal amount in excess of $3 million, (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its subsidiaries under such contract are greater than $1 million, or (C) a deferred purchase for real property in excess of $3 million;

(vi)         was entered into after June 30, 2005 or has not yet been consummated, and involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person;

(vii)       by its terms calls for aggregate payments by the Company and its Subsidiaries under such contract of more than $5 million per year or the payment of any material royalties in excess of $1 million per year;

(viii)	relating to:

(A)   the Fund Services Business Division and is an agreement with a current Material Customer or provides for the receipt or expenditure of more than $3.5 million on an annual basis;

(B)  the Alternative Investment Services Business Division and is an agreement with a current Material Customer or provides for the receipt or expenditure of more than $2.0 million on an annual basis;

(C)  the Retirement Services Business Division and is an agreement with a current Material Customer or provides for the receipt or expenditure of more than $2.0 million on an annual basis;

(D)  the Commercial Insurance Business Division and is an agreement with a current Material Customer or current Material Producer or provides for the receipt or expenditure of more than $1.0 million on an annual basis; or

(E)  the Life Insurance Division and is an agreement with a current Material Customer or current Material Producer or provides for the receipt or expenditure of more than $1.2 million on an annual basis;

(ix)         grants to any third party a license to use any material Owned Intellectual Property Rights (other than grants to customers in the ordinary course of business in tandem with the use of the Company's products or services); (b) grants to the Company or any of its subsidiaries a license to use any material Intellectual Property Rights owned by a third party ("Third Party IP Licenses") (other than, shrink-wrapped, click-wrapped, commercially available or off-the-shelf software for which cumulative license fees paid have not exceeded $1 million annually);

(x)          with respect to any material acquisition (other than in connection with outsourcing arrangements with customers), pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations, or (y) any "earn-out" or other contingent payment obligations in excess of $3 million; or

(xi)         to the knowledge of the Company, involves any directors or executive officers of the Company that cannot be cancelled by the Company (or the applicable subsidiary of the Company) within 90 days' notice without liability, penalty or premium.

Each contract of the type described in this Section 4.17(a) is referred to herein as a "Company Material Contract")

(b)          Neither the Company nor any subsidiary of the Company is in breach of or default (with or without notice or lapse of time or both), nor has the Company or any subsidiary of the Company received any notice from any counterparty to any Company Material Contract asserting that the Company or its subsidiary is in breach of or default (with or without the passage of time), under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any subsidiary of the Company has received any written notice from any counterparty to any Company Material Contract that such counterparty intends to terminate such Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default (with or without notice or lapse of time or both) under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its subsidiary party thereto and, to the knowledge of the Company, is in full force and effect, except such as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.18      Opinions of Financial Advisors. The Board of Directors of the Company has received separate opinions of Bear Stearns & Co. Inc. and Merrill Lynch & Co., on or prior to the date of this Agreement, to the effect that, as of the date of such opinions, the Merger Consideration to be received by holders of outstanding Company Common Stock, together with the Special Dividend, is fair from a financial point of view to such holders.

Section 4.19      Anti-takeover Statutes. The Company has (i) taken all action necessary to exempt Buyer, Acquisition Sub, the Merger, this Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the Delaware Law, and such action is effective as of the date hereof and (ii) resolved to elect, to the extent permitted by Law, not to be subject to other "moratorium", "control share acquisition", "business combination", "fair price" or other anti-takeover Laws or regulations (collectively, "Takeover Laws") of any jurisdiction that may purport to be applicable to this Agreement.

Section 4.20      Vote Required. The affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the "Requisite Stockholder Approval") is the only vote or consent of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 4.21      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company other than as provided (i) in the letter of engagement by and between the Company and Bear Stearns & Co. Inc. previously provided to Buyer and (ii) the letter of engagement by and between the Company Merrill Lynch & Co., previously provided to Buyer.

Section 4.22      Rights Plan. The Company has irrevocably amended the Rights Plan so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the Rights (as defined in the Rights Plan) to become exercisable, (ii) cause Buyer or any of its Affiliates (as defined in the Rights Plan) or Associates (as defined in the Rights Plan) to become an Acquiring Person (as defined in the Rights Plan), and (b) the Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Buyer a complete and correct copy of such amendment.

Section 4.23      Interested Party Transactions. Except for employment agreements filed or incorporated by reference as an exhibit to a Company SEC Document filed prior to the date hereof or Company Benefit Plans, Section 4.23 of the Company Disclosure Schedule sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities between the Company or any of its subsidiaries, on the one hand, and, on the other hand, any (i) present officer or director of either the Company, or (ii) record or beneficial owner of more than 5% of the Company Common Stock as of the date hereof (each, an "Affiliate Transaction").

Section 4.24      Insurance. Section 4.24 of the Company Disclosure Schedule sets forth as of the date hereof all material insurance policies and fidelity bonds that currently cover the assets, operations and employees of the Company and its subsidiaries. The Company and its subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses that are customary for businesses of their type. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 4.25      Customers, Producers and Suppliers. Except as set forth in Section 4.25 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received written or, to the knowledge of the Company, oral notice that any Material Producer or Material Customer of the Company or any of its subsidiaries will materially reduce the use or availability, as applicable, of products or services offered or consumed by the Company or any of its subsidiaries as a result of this Agreement, the Merger or the transactions contemplated hereby and thereby or for any other reason. “Material Producer” and “Material Customer” shall mean each of the top ten (10) producers or customers, respectively of each Business Division, determined by percentage contribution to total revenue of each such business Division during the four fiscal quarters ending on December 31, 2006.

Section 4.26      SEC Order In relation to SEC Order IA-2554 dated September 26, 2006, (i) the Company and its subsidiaries are in compliance in all material respects with the undertakings described in Section 34 of such Order and the provisions of Section IV of such Order and have implemented or are in the process of implementing, in a timely manner, in all material respects the recommendations of the Independent Consultant (as defined in such Order) described in paragraph 34(f) of such Order, and (ii) neither the Company nor any of its subsidiaries have received any written or, to the knowledge of the Company, oral demand or claim to make any payment to any person or agree to credit the account of any person, nor have the Company or any subsidiary agreed to make any such payment or credit, in relation to the activities described in paragraphs III.1-27 of such Order, except (x) for payments to be made by the Company or any subsidiary from the proceeds of the Fair Fund (as defined in paragraph IV.C of such Order) and (y) for claims, demands or payments described in Section 4.26 of the Company Disclosure Schedule.

Section 4.27      Customer Disclosure Documents In relation to any customer that has securities registered under the Securities Act of 1933 or the Investment Company Act of 1940, and for whom the Company, its subsidiaries, or employees (i) acts, or acted at any time during the past three years, as Principal Executive Officer (or as person performing similar function) or Principal Financial Officer (or as a person performing similar functions), or Distributor and/or Underwriter or (ii) provides, or provided at any time during the past three years, financial administration services or certifications required pursuant to the Sarbanes-Oxley Act or Investment Company Act Rule 30a-2, (x) the Company or its subsidiaries maintains adequate financial and disclosure controls and procedures (“FDCPs”) consistent with Investment Company Act Rule 30a-3, and such FDCPs are designed to provide reasonable assurance that the information that is provided by the Company or its subsidiaries and that is required to be disclosed in any Form N-CSR and/or Form N-Q filed with the SEC on behalf of such customers, is recorded, processed, summarized, and reported in accordance with laws and regulations applicable to the filing of such forms; (y) to the Company’s knowledge, the Company or its subsidiaries have acted in accordance with the FDCPs in all material respects; and (z) neither the Company nor any of its subsidiaries is aware of any material weakness or significant deficiency of the FDCPs.

Section 4.28      Company Employees Serving as Director of a Fund. In relation to any customer for which the Company or any subsidiary of the Company causes its employees to act as officers or directors, (i) to the knowledge of the Company there is no material misstatement or material omission contained in any document currently used, or used in the last three years, to solicit investments in, offer, or sell, any security (whether registered or unregistered) of such customers; (ii) to the knowledge of the Company with respect to such customers, such employees serving as officers or directors are entitled to be indemnified under such customers’ charter, by-laws, or insurance policies with respect to all direct or indirect claims, liabilities, and costs arising out of such employees’ services, except in the case of such employee’s willful malfeasance, reckless disregard of his or her duties, or gross negligence.

Section 4.29	Environmental Laws and Regulations.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there has been no release of any Hazardous Substance by the Company or any of its subsidiaries in any manner that could reasonably be expected to give rise to any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Authority alleging that the Company or any of its subsidiaries is in violation of, or liable under, any Environmental Law and (iv) neither the Company, or its subsidiaries nor any of their respective properties are subject to any Order, judgment or written claim asserted or arising under any Environmental Law.

(b)          As used herein, "Environmental Law" shall mean any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c)          As used herein, "Hazardous Substance" shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (i) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (ii) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

Section 4.30	Regulatory Reports, Registrations and Agreements.

(a)         Except as set forth in Section 4.30(a) of the Company Disclosure Schedule, as of the date of this Agreement, the Company and its subsidiaries have timely filed (including pursuant to valid extensions of applicable filing deadlines) all regulatory reports, schedules, forms, registrations, financial statements, notices, sales materials, filings and other documents, together with any amendments required to be made with respect thereto, required under applicable Law to be filed with any Governmental Authority since January 1, 2004. Except as set forth in Section 4.30(a) of the Company Disclosure Schedule, each such filing complied in all material respects with applicable Law and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. The Company has made available to Buyer complete and correct copies of (i) all FOCUS filings for the period ended June 30, 2006 with respect to the broker-dealers in the Company’s Fund Services business, and all FOCUS filings for the period ended September 30, 2006 for the broker-dealers in the Company’s Insurance Services business, (ii) Rule 3012 and Rule 3013 Reports dated March 23, 2006 with respect to the broker-dealers in the Company’s Fund Services business, and (iii) correspondence with the NASD related to recent NASD examinations of certain of the broker-dealers in the Company’s Fund Services business.

(b)          The Company and its subsidiaries conduct broker-dealer operations solely through the subsidiaries of the Company listed in Section 4.30(b) of the Company Disclosure Schedule, all of which are organized under the Laws of the United States or a state thereof (collectively, the “Broker-Dealer Subsidiaries”). Section 4.30(b) of the Company Disclosure Schedule includes a listing of all registrations and licenses held by the Broker-Dealer Subsidiaries with all applicable Governmental Authorities and an indication as to whether such Broker-Dealer Subsidiary is a member in good standing of the National Association of Securities Dealers Inc. (the “NASD”) or other broker-dealer association, regulatory organization or SRO (and, if so, a listing of each such association, regulatory organization or SRO) in which its membership is required by applicable Law to conduct its business as currently conducted. No other subsidiary of the Company is required by the nature of its activities to be so registered under the Exchange Act or under the Laws of any state or other jurisdiction or to be a member in good standing of the NASD or other broker-dealer associations under any other applicable Laws. The Company has made available to Buyer a true and complete copy of each Broker-Dealer Subsidiary’s form registering such Broker-Dealer Subsidiary as a broker-dealer with the SEC (a “Form BD”) that is effective and current as of the date hereof. The information contained in such Forms BD was true and complete in all material respects as of the time of filing.

(c)          The Company and its subsidiaries conduct transfer agency operations solely through the subsidiaries of the Company listed in Section 4.30(c) of the Company Disclosure Schedule, all of which are organized and resident under the Laws of the United States or a state thereof (collectively, the "Transfer Agent Subsidiaries" and, together with the Broker-Dealer Subsidiaries, the "Regulated Subsidiaries"). Section 4.30(c) of the Company Disclosure Schedule includes a listing of all such registrations and licenses held by the Transfer Agent Subsidiaries with all applicable Governmental Authorities. The Company has filed and made available to Buyer in the Data Room, in the form as filed, a true and complete copy of each Transfer Agent Subsidiary's form registering such Transfer Agent Subsidiary as a transfer agent with the SEC (a "Form TA-1") that is effective as of the date hereof. The information contained in such forms and reports was (or will be, in the case of filings made after the date hereof) true and complete in all material respects as of the time of filing.

(d)          Each of the Regulated Subsidiaries is, and was during the three year period prior to the date hereof, duly registered, licensed or qualified as a broker-dealer, in the case of the Broker-Dealer Subsidiaries, or a transfer agent, in the case of the Transfer Agent Subsidiaries, under the Exchange Act and under any state, federal or foreign broker-dealer, transfer agent or similar Laws pursuant to which each such Regulated Subsidiary is required to be so registered. The officers, directors and employees of the Regulated Subsidiaries who are required by applicable Law to be licensed or registered for the activities conducted by them in respect of the Regulated Subsidiaries are duly licensed or registered in each state or jurisdiction in which, and with each Governmental Authority with which, such licensing or registration is so required. Each such registration or license is in full force and effect.

(e)         Except as set forth in Section 4.30(e) of the Company Disclosure Schedule, to the Company’s knowledge, as of the date of this Agreement, except as disclosed on a Form

BD or Form TA-1, as applicable, which has been filed by each Regulated Subsidiary with the SEC prior to the date of this Agreement, no Regulated Subsidiary, nor any of its officers, directors or employees, has been convicted of any crime or has been the subject of any disciplinary proceedings or Orders of any Governmental Authority, and, to the knowledge of the Company, no such disciplinary proceeding or Order is pending or threatened; and no Regulated Subsidiary, nor any persons affiliated with such Regulated Subsidiary, or to the knowledge of the Company, any of such Regulated Subsidiary’s officers, directors or employees of any of the foregoing or any “associated person” (as defined in the Exchange Act) of such Regulated Subsidiary, is subject to any disqualification that would be a basis for denial, suspension or revocation of the registration of, or limitation of the activities of, a broker-dealer or transfer agent under Section 15, 15B, 15C or 17A of the Exchange Act, or the rules promulgated thereunder, or the denial, suspension or revocation of membership of a broker-dealer or transfer agent under the by-laws, rules or regulations of any SRO in which such broker-dealer or transfer agent is a member or in which membership is required to engage in the activities currently or proposed to be engaged in by such broker-dealer or transfer agent. The Company or its subsidiaries have implemented polices and procedures reasonably designed to cause officers, directors and employees of the Company and its subsidiaries that engage in transfer agency services or functions or have supervisory responsibility for such services or functions to comply, in all material respects, with the applicable provisions of the Exchange Act.

(f)           Each Broker-Dealer Subsidiary has in place processes to establish, maintain, review, test and modify written compliance policies and written supervisory procedures reasonably designed to achieve compliance with applicable NASD rules, the rules of any domestic or foreign securities or broker-dealer industry self-regulatory organization (“SRO”) of which such Broker-Dealer Subsidiary is a member, and federal and state securities laws and regulations (“Broker-Dealer Compliance Policies”), in each case, in all material respects. Copies of all such Broker-Dealer Compliance Policies have been provided or made available to Buyer. All such Broker-Dealer Compliance Policies comply in all material respects with applicable Law, and except as set forth in Section 4.30(f) of the Company Disclosure Schedule, there have been no material violations or, to the Knowledge of the Company, allegations by any employee or client of the Company or any of its Affiliates or any Governmental Authority of material violations of such Broker-Dealer Compliance Policies.

(g)          None of the Broker-Dealer Subsidiaries or, to the knowledge of the Company, their associated persons are ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or associated person of a broker-dealer, and there is no proceeding pending or, to the knowledge of the Company, threatened which would result in the ineligibility of any of the Broker-Dealer Subsidiaries or any such associated person to serve in any such capacities. Except as listed in Section 4.30(g) of the Company Disclosure Schedule, the Company is not aware of any open or ongoing examination or investigation, formal or informal, being conducted by the SEC, NASD, or any other federal or state Government Authority in relation to the Regulated Subsidiaries.

(h)          None of the Transfer Agent Subsidiaries or, to the knowledge of the Company, their associated persons are ineligible pursuant to Section 17A of the Exchange Act to serve as a transfer agent or associated person of a transfer agent, and there is no proceeding pending or, to the knowledge of the Company, threatened which would result in the ineligibility of any of the Transfer Agent Subsidiaries or any such associated person to serve in any such capacities.

(i)          Except as set forth in Section 4.30(i) of the Company Disclosure Schedule, each Broker-Dealer Subsidiary satisfies the minimum net capital requirements, and complies with all other capital requirements of the Exchange Act and each SRO of which the Broker-Dealer Subsidiary is a member and of the Laws of any jurisdiction in which such Broker-Dealer Subsidiary conducts business.

(j)           Except as disclosed in Section 4.30(j) of the Company Disclosure Schedule, neither the Company, its subsidiaries nor any of their associated persons is, or at any time during the past three years has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, any Governmental Authority.

(k)          The Company and its subsidiaries, to the extent required by applicable Law, have adopted and maintain a written anti-money laundering program and a written customer identification program in compliance with applicable Law and have complied with the terms of such programs, in each case, in all material respects. The Company and its subsidiaries are in compliance with all Laws governing the receipt, use, or provision of “brokerage and research services” (as such term is defined in Section 28(e) of the Exchange Act).

Section 4.31      Books and Records. All of the books and records of the Company and its subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.

Section 4.32      Investment Advisor and Investment Companies. Neither the Company nor any of its subsidiaries is an "investment company" as defined in the Investment Company Act, or is registered or required to be registered thereunder. Neither the Company nor any of its subsidiaries is an "investment adviser" as defined in the Investment Advisers Act of 1940, or is registered or required to be registered thereunder. Neither the Company nor any of its subsidiaries acts as a trustee or provides trust services, custodial services or investment management services.

Section 4.33	Business Divisions.

(a)          The Retirement Services business of the Company is conducted only by the entities listed on Section 4.33(a) of the Company Disclosure Schedule and the employees of such entities, and such entities and such employees do not conduct any business of the Business Divisions other than Retirement Services.

(b)          The Fund Services business of the Company is conducted only by the entities listed on Section 4.33(b) of the Company Disclosure Schedule and the employees of such entities, and such entities and such employees do not conduct any business of the Business Divisions other than Fund Services.

(c)          The Alternative Investment Services business of the Company is conducted only by the entities listed on Section 4.33(c) of the Company Disclosure Schedule and the employees of such entities, and such entities and such employees do not conduct any business of the Business Divisions other than Alternative Investment Services.

(d)          The Life Insurance Services business of the Company is conducted only by the entities listed on Section 4.33(d) of the Company Disclosure Schedule and the employees of such entities, and such entities and such employees do not conduct any business of the Business Divisions other than Life Insurance Services.

(e)          The Commercial Insurance Services business of the Company is conducted only by the entities listed on Section 4.33(e) of the Company Disclosure Schedule and the employees of such entities, and such entities and such employees do not conduct any business of the Business Divisions other than Commercial Insurance Services.

(f)           The Company and its subsidiaries own all of the shares of capital stock, or other equity or voting interests in each of the entities listed on Sections 4.34(a-e) of the Company Disclosure Schedule. All outstanding shares of capital stock of, or other equity or voting interests in such entities are duly and validly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of preemptive or similar rights. All such capital stock, equity or voting interests are owned by the Company and its subsidiaries free and clear of any Liens.

Section 4.34      No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer or Acquisition Sub in connection with the transactions contemplated hereby. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Buyer, Acquisition Sub or any other person resulting from the distribution to Buyer or Acquisition Sub, or Buyer's or Acquisition Sub's use of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer or Acquisition Sub in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

Except (i) as disclosed (i) in any Buyer SEC Documents filed on or after February 23, 2007, and prior to the date hereof (excluding any disclosure set forth in any risk factor section or any section relating to or containing forward-looking statements) to the extent such disclosure is reasonably apparent on its face to relate to such section of Article V below, or (ii) as disclosed in the corresponding section of the separate disclosure schedule which has been delivered by Buyer to the Company prior to the execution of this Agreement (the "Buyer

Disclosure Schedule") or in any other section of the Buyer Disclosure Schedule, to the extent it is reasonably apparent on its face that such disclosure is a relevant exception to the applicable representation and warranty, Buyer and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1         Organization and Qualification. Each of Buyer and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.2        Authority Relative to Agreement. Each of Buyer and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action of Buyer and Acquisition Sub (and, with respect to Acquisition Sub, by its sole stockholder), and no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer and Acquisition Sub, enforceable against each of Buyer and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

Section 5.3	No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by Buyer and Acquisition Sub and the consummation by the Buyer and Acquisition Sub of the transactions contemplated hereby (including the Merger) will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of (A) Buyer or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any

Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or require any consent, waiver or approval, or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation or loss of any material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, concession, franchise, right or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property, asset or right of the Company or any of its subsidiaries is bound or affected, or result (or with the passage of time or otherwise, would result) in the creation of a Lien, other than a Permitted Lien on any property or asset of Buyer or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Acquisition Sub is a party or by which Buyer or Acquisition Sub or any property or asset of Buyer or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)          The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by the Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the transactions contemplated by this Agreement (including the Merger) will not, require any material consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, the Investment Company Act of 1940, the Bank Holding Company Act of 1956 and applicable federal, state and non-U.S. banking, finance and insurance Laws, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.4        Absence of Litigation. There is no claim, action, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against any of Buyer or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case, as have had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.5        Available Funds. Buyer's and Acquisition Sub's obligations hereunder are not subject to any conditions regarding Buyer's, Acquisition Sub's or any other person's ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement. Buyer and Acquisition Sub, collectively have, and as of the Closing will have, cash on hand sufficient to (i) enable Buyer and Acquisition Sub to perform each of their respective obligations hereunder, (ii) consummate the Merger and the other transactions contemplated by this Agreement, and (iii) pay all costs and expenses incurred by

Buyer and Acquisition Sub in connection with this Agreement and the transactions contemplated by this Agreement, including (x) any obligations in connection with the Dissenting Shares and any other payments or obligations of Buyer and Acquisition Sub pursuant to this Agreement, (y) the aggregate sum of all Option Cash Payments and (z) the Merger Consideration.

Section 5.6         No Vote Required. No vote of, or consent by, the holders of any class or series of capital stock of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or by-laws of Buyer, Delaware Law, any Governmental Authority, or any applicable stockholder approval provisions of the NYSE, including Rule 312.03 as set forth in the NYSE Listed Company Manual.

Section 5.7         Proxy Statement. None of the information supplied or to be supplied by Buyer or Acquisition Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Buyer and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 5.8        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Buyer, except for any broker, finder or investment banker the fees and expenses of which shall be solely the responsibility of Buyer.

Section 5.9        Disclaimer of Other Representations and Warranties. Buyer and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Buyer and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Buyer or Acquisition Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV of this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1         Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as required by Law, (ii) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice in all material respects; and the Company and its subsidiaries shall use their commercially reasonable efforts to preserve substantially intact the Company's business organization, to keep available the services of those of their present officers, employees, insurance producers and consultants who are integral to the operation of their businesses as presently conducted. Without limiting the generality of the foregoing and except as set forth in the applicable subsection of Section 6.1 of the Company Disclosure Schedule, during the period specified in the preceding sentence, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will not and will not permit any of its subsidiaries to:

(a)          amend, waive or otherwise change, in any material respect, the Amended and Restated Certificate of Incorporation or By-Laws of the Company or such equivalent organizational documents of any of its subsidiaries;

(b)          except as otherwise contemplated in Section 6.1(e) of this Agreement, with respect to options of the Company, issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries' capital stock or other ownership or voting interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock or other ownership or voting interests provided, however that the Company may issue shares upon exercise of any Company Option outstanding as of the date hereof or as may be granted after the date hereof under this Section 6.1;

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to, or directly or indirectly redeem, purchase or repurchase any shares of the Company's or any of its subsidiaries' capital stock or other securities or obligations convertible into or exchangeable or exercisable for any shares of its or its subsidiaries' capital stock or any rights, warrants or options to acquire any such shares, other than the Special Dividend and dividends paid by any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company; provided that, subject to applicable law, the Company shall be permitted to declare and pay the Special Dividend out of surplus available at or prior to the Effective Time;

(d)          except as required pursuant to Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to directors or officers, or materially increase the compensation or other benefits payable or to become payable to employees in the aggregate, of the Company or any of its subsidiaries except in the ordinary course of business consistent with past practices (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (ii) grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, (iii) enter into, amend in any material respect or terminate any employment agreement with any employee or officer of the Company (except to the extent necessary to replace a departing employee, except for entering into or terminating employment agreements terminable on less than 30 days' notice without penalty, and except for extension of employment agreements without material modification in the ordinary course of business consistent with past practice), (iv) establish, adopt, enter into any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries; or (v) increase the benefits under, establish or adopt, or materially amend or modify any Company Benefit Plan (or any plan, agreement or arrangement that would be a Company Benefit Plan once so established or adopted), except in each case in the ordinary course of business consistent with past practice;

(e)          grant, confer or award as may be required under employment agreements executed prior to the date hereof, options, convertible securities, restricted stock, restricted stock units or other rights to acquire any of its or its subsidiaries' capital stock or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable option or other equity-based award under any Company Stock Plan (except as otherwise provided by the terms of any unvested or unexercisable options or other equity-based award outstanding on the date hereof or otherwise permitted to be granted under clause A or B below), other than (A) grants of options to be made in accordance with the Company’s customary schedule, not to exceed 100,000 options in any 3-month period and (B) customary grants made to newly hired employees and with respect to promotions, in each case in the ordinary course of business, not to exceed 20,000 options in any 3-month period;

(f)           acquire, including by merger, consolidation, any other form of business combination, acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $3 million individually or $6 million in the aggregate;

(g)          incur, create, assume, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), make a loan to any third party or guarantee any such indebtedness for any person (other than a wholly owned Company subsidiary) except for indebtedness (i) incurred under the Company's existing credit facilities described on Section 6.1(g) of the Company Disclosure Schedule in the ordinary course of business consistent with past practice or (ii) as otherwise required in the ordinary course of business consistent with past practice, in the case of each of clauses (i)-(ii), in an aggregate principal amount not to exceed $20 million, or (iii) as described on Section 6.1(g)(iii) of the Company Disclosure Schedule;

(h)          enter into, modify, amend, terminate or waive any right under any Company Material Contract with a term longer than one year which cannot be terminated without payment of a penalty in excess of $250,000 upon notice of sixty (60) days or less other than in the ordinary course of business, consistent with past practice;

(i)           make any material change to its methods, policies or procedures of accounting in effect at December 15, 2006, except (i) as required by GAAP, Regulation S-X of the Exchange Act or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company's financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Documents filed prior to the date hereof;

(j)           make any material Tax election except in the ordinary course of business consistent with past practice or change any material Tax election, settle or compromise any material Tax controversy or file any material amended Tax Returns;

(k)          adjust, split, combine, recapitalize or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction;

(l)           make any capital expenditures having an aggregate value in excess of $15 million;

(m)         waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $10 million in the aggregate or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course of business consistent with past practice;

(n)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(o)          enter into any "non-compete," right of first refusal or similar agreement that would restrict the business of the Surviving Corporation or its subsidiaries following the Effective Time or that would in any way restrict the business of Buyer or its Affiliates or take any action that may impose new or additional material regulatory requirements on Buyer or any of its Affiliates;

(p)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties, assets or rights;

(q)          sell, transfer, license, abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect, or defend, or otherwise dispose of any material Owned Intellectual Property Rights other than in the ordinary course of business, consistent with past practice; or

(r)           authorize, commit, enter into any agreement or otherwise agree or make any commitment to do any of the foregoing.

Section 6.2	Proxy Statement.

(a)          Covenants of the Company with Respect to the Proxy Statement. As promptly as reasonably practicable following the date of this Agreement the Company shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the meeting of the Company's stockholders to be held to consider the adoption of this Agreement and the approval of the Merger and, shall use reasonable best efforts to cause the Proxy Statement to be filed with the SEC within 30 days after the date hereof. The Company shall include, except to the extent permitted by Section 6.6, the text of this Agreement and the Company Recommendation and the Company shall use its reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement. The Company acknowledges and agrees that none of the information with respect to the Company or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)          Covenants of Buyer with Respect to the Proxy Statement. The Buyer covenants and agrees that none of the information provided by it with respect to Buyer or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          Cooperation with Respect to the Proxy Statement. The Company, Buyer and Acquisition Sub shall cooperate and consult with each other in preparation of the Proxy Statement and the Company will provide Buyer a reasonable opportunity for review and comment on the draft proxy statement (including each amendment or supplement thereto). Without limiting the generality of the foregoing, each of Buyer and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Each of the Company and Buyer shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide the other with copies of all filings made with the SEC and all correspondence between the Company and the SEC with respect to the Proxy Statement. Each of the Company and Buyer shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.

(d)          Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders' Meeting and, except if the Company has effected a Change of Recommendation, shall use its reasonable best efforts to solicit proxies and votes in favor of the adoption of this Agreement and the approval of the Merger. If at any time prior to the Effective Time any event or circumstance relating to the Company or Buyer or any of either the Company or Buyer's subsidiaries, or their respective officers or directors, should be discovered by the Company or Buyer, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Buyer, Acquisition Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. All documents that each of the Company and Buyer is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects, and will be distributed to the Company's stockholders in compliance with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.3         Stockholders' Meetings. Subject to Section 6.6 hereof, the Company shall, as promptly as reasonably practicable following the date of this Agreement establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the "Stockholders' Meeting"). At such Stockholders' Meeting, and except to the extent permitted by Section 6.6, the Company shall make the Company Recommendation. Unless this Agreement shall have been terminated in accordance with Section 8.1, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if its Board of Directors shall have effected a Change of Recommendation.

Section 6.4	Appropriate Action; Consents; Filings.

(a)          Subject to the terms and conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and by the Subsequent Transaction Agreement and to cause the conditions to the Merger set forth in Article VII to be satisfied including:

(i)           the obtaining of all necessary actions or nonactions, consents, clearances, waivers, approvals and termination or expiration of waiting periods from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the Subsequent Transaction Agreement and making of all necessary registrations and filings (including filings with Governmental Authorities if any) and the taking of all steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, provided, that with respect to the Subsequent Transaction, Buyer will only be required to cooperate in good faith with the third parties bound by the Subsequent Transaction Agreement in connection with filings, consents, approvals, permits and authorizations to be made with or obtained from any

Governmental Authority by such third parties set forth in Section 7.2(e)(ii) of the Buyer Disclosure Schedule.

(ii)          the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement (including the Merger), including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and

(iii)        the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement to fully carry out the purposes of this Agreement.

Each of the parties hereto shall make its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated hereby promptly and shall use reasonable best efforts to do so no later than twenty (20) Business Days following the date that this Agreement is executed. The Company, Buyer and Acquisition Sub shall cooperate (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any federal, state or non-U.S. law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b)          Nothing in this Agreement shall obligate Buyer, Acquisition Sub or any of their respective affiliates to agree to limit in any manner or not to exercise any material rights of ownership of any securities (including Company Common Stock), or to divest, dispose of or hold separate any material securities or a material portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its subsidiaries or (ii) to limit any manner the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and it subsidiaries or (B) to control their respective businesses or operations of the businesses or operations of the Company and its subsidiaries except to the extent any such limitation would not reasonably be expected to have a Company Material Adverse Effect.

(c)          Each of Buyer and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Buyer and the Company shall use, and cause each of its subsidiaries to use, its reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above, necessary, proper or advisable to consummate the Merger. Each party shall without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Authority, (3) not participate in any meeting or have any communication with any such Governmental Authority unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such Governmental Authority gives the other the opportunity to attend and participate therein, and (4) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Such materials and the information contained therein that is competitively sensitive shall be given only to the outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers, or directors of their client unless express permission is obtained in advance from the disclosing party or its legal counsel.

(d)          The Company will use reasonable best efforts to identify for Buyer in reasonable detail (i) all material assets used or held for use by the Company or any Business Division that are owned, leased, licensed or otherwise used by any other Business Division and (ii) all material services provided by the Company or any Business Division to any other Business Division.

(e)          Without limiting the covenants contained in this Section 6.4, to the extent reasonably requested by a party hereto, the other parties hereto will use their respective reasonable best efforts to take, or cause to be taken all actions and to do, or cause to be done, all things necessary and advisable to facilitate the Subsequent Transaction.

Section 6.5	Access to Information; Confidentiality.

(a)          From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and subject to reasonable restrictions imposed (after consultation with counsel) as a result of confidentiality obligations, the Company will (i) provide to (x) Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, financing sources, agents and other representatives, collectively, "Buyer Representatives") and (y) any persons either listed on Section 6.5(a) of the Buyer Disclosure Schedule or approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed, (and their respective affiliates, officers, directors, employees, accountants, consultants, legal counsel, financial advisors, financing sources, limited partners and limited partners of affiliates and agents, collectively, "Other Representatives") that have entered into or are contemplating entering into an agreement with Buyer or Acquisition Sub with respect to purchasing after consummation of the Merger certain assets or subsidiaries of the Company relating to the Company's Retirement Services, Life Insurance Services and/or Commercial Insurance Services divisions of the Company (the transactions contemplated by such agreement, the "Subsequent Transaction") access during normal business hours and following reasonable notice from Buyer, to the Company's and its subsidiaries' employees, facilities, offices, properties, books, contracts and records (including Tax returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information as Buyer, the Buyer Representatives or Other Representatives may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries (including providing Buyer, the Buyer Representatives and the Other Representatives with unaudited monthly financial statements, including a monthly balance sheet and income statement, in the form such financial statements have been delivered to Buyer prior to the date hereof, for each of the Business Divisions and providing Buyer, the Buyer Representatives and the Other Representatives with the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results) and (ii) instruct the officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives of the Company and its subsidiaries (collectively, the "Company Representatives") to reasonably cooperate with Buyer and the Other Representatives in its investigation of the Company and its subsidiaries (including by reading available independent public accountant's work papers); provided, however, that the Company shall not be required to provide access to, or instruct the Company Representatives to provide access to, any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement of the Company or any of its subsidiaries with any third-party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, (iii) otherwise violate any applicable Laws or (iv) which would result in a competitor of the Company or any of its subsidiaries receiving material information which is competitively sensitive; provided, further, however, that the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information or documents and take such other action (such as the redaction of identifying or confidential information or entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) with respect to such information or documents as is necessary to permit disclosure to Buyer, the Buyer Representatives and the Other Representatives.

(b)          The parties shall comply with, and shall cause the Buyer Representatives and the Company Representatives, as applicable, to comply with, all of their respective obligations under the Confidentiality Agreement; provided, that Buyer shall be entitled to share Evaluation Material (as defined in the Confidentiality Agreement) with Other Representatives; provided further, however, that prior to Buyer so sharing any Evaluation Material (i) Buyer shall have informed the Company of the identity and role in connection with the transactions contemplated in this Agreement of such Other Representative, and (ii) any Other Representatives to whom Buyer provides Evaluation Material (for the avoidance of doubt, including information provided to Buyer and the Buyer Representatives pursuant to Section 6.5(a)) shall, unless such Other Representatives are already subject, directly or indirectly, to a confidentiality agreement with the Company, prior to receiving such Evaluation Material, agree with Buyer to be bound by the confidentiality provisions of the Confidentiality Agreement. The parties acknowledge and agree that in the period preceding the execution of this Agreement, the Company undertook a process to explore strategic alternatives as part of its continued effort to maximize shareholder value, including entering into agreements similar to the Confidentiality Agreement with third parties exploring the merits of a potential transaction ("Third Party Agreements"). Notwithstanding anything to the contrary contained in this Agreement, in the Confidentiality Agreement or in any Third Party Agreement:

(x)        in accordance with Exhibit 6.5(b), the Company hereby irrevocably waives clause (x) of the second sentence of paragraph 7 of the Confidentiality Agreement and any provision of such Third Party Agreement (including provisions similar to clause (x) of the second sentence of paragraph 7 of the Confidentiality Agreement) and the Confidentiality Agreement to the extent such provision, directly or indirectly, restricts such parties from submitting an unsolicited and non-public Competing Proposal to the

Company (or, in the case of Buyer, from submitting an unsolicited and non-public competing proposal to the Company in connection with a subsequent agreement similar to this Agreement), and the Company and Buyer hereby acknowledge that by virtue of this waiver, the Company shall be prevented from enforcing any such provision against any such Third Party to the extent set forth herein, and

(y)        if any Competing Proposal is delivered to the Company as a result of the waiver granted in (x) above, then the Company shall have the right to waive any other rights the Company may have under the Third Party Agreements in order to facilitate the exercise by the Company of its rights under Section 6.6 hereof, and any such waivers of the rights of the Company under any Third Party Agreement in accordance with this Section 6.5(b) shall not constitute a breach of this Agreement.

(c)          Pursuant to Section 6.5(a), the Company will provide to Buyer, Buyer Representatives and Other Representatives, access to all Tax forms of the Company or its subsidiaries, including any forms that the Company or its subsidiaries have received from third parties or any other documentation relating to information reporting or withholding, including backup withholding (including IRS Forms W-8 and W-9). In the event that Buyer, Buyer Representatives or Other Representatives detect any potential inadequacy in the Company’s information reporting or withholding (including backup withholding) forms or procedures, at the reasonable request of Buyer, Buyer Representatives or Other Representatives, the Company shall, and shall cause each of its subsidiaries to, address such inadequacy, including, without limitation, by requesting new forms from third parties, or by implementing new procedures.

Section 6.6	No Solicitation of Competing Proposal.

(a)          From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise contemplated by Section 6.5(b), the Company agrees that neither it nor any subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, assist or knowingly facilitate or encourage any person or group in respect of, any Competing Proposal, (ii) engage or participate in any negotiations regarding, or furnish to any person any material information with respect to, or that could reasonably be expected to lead to, any Competing Proposal, (iii) engage or participate in discussions with any person with respect to any Competing Proposal, (iv) approve, endorse or recommend or propose publicly to approve, endorse or recommend any Competing Proposal, or (v) approve, endorse or recommend or publicly announce an intention to approve, endorse or recommend, or enter into any letter of intent or similar document or any agreement or commitment providing for, or that could reasonably be expected to lead to, any Competing Proposal. Without limiting the foregoing it is understood that any violation of the foregoing restrictions by any subsidiary of the Company or any Company Representatives shall be deemed to be a breach of this Section 6.6 by the Company.

(b)          The Company shall, and shall cause each of its subsidiaries to, and shall use its reasonable best efforts to cause each of its subsidiaries and their respective Company Representatives to, immediately cease any existing solicitations, discussions or negotiations with any person (other than the parties hereto) that has made or indicated an intention to make a Competing Proposal.

(c)          Notwithstanding any limitations set forth in this Agreement, if the Company receives an unsolicited Competing Proposal that (i) did not result from a violation of Section 6.6(a) or (b) and (ii) the Board of Directors of the Company determines in good faith after consultation with the Company's outside legal and financial advisors that such Competing Proposal constitutes or could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may at any time prior to the receipt of the Requisite Stockholder Approval, for so long as the Company is in compliance with its obligations under this Section 6.6, take the following actions: (x) furnish nonpublic information with respect to the Company and its subsidiaries to the third party making such Competing Proposal, if, and only if, such information has previously or contemporaneously been provided to Buyer and prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement substantially in the form of, and with terms at least as restrictive of such third party as, the Confidentiality Agreement is of Buyer (including with respect to the standstill provisions thereof but subject to the exception set forth in the last sentence of Section 6.5(b)) and (y) engage or participate in discussions or negotiations with such third party with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above (and in any event within 48 hours), the Company shall provide written notice to Buyer of such determination of the Board of Directors of the Company as provided for in clause (ii) above, as applicable.

(d)          Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Buyer or Acquisition Sub, its approval of this Agreement or the Company Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Competing Proposal; (iii) take any action to render the Rights Agreement inapplicable to any third person; or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement relating to any Competing Proposal or (v) release any third party from any confidentiality agreement (in the context of a Competing Proposal) or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Competing Proposal under, any such agreement (each, a "Change of Recommendation", except as provided or permitted by Section 6.5 and this Section 6.6.

(e)	If prior to the receipt of the Requisite Stockholder Approval, either:

(i)           the Company receives an unsolicited Competing Proposal, the Company is otherwise in compliance with its obligations under this Section 6.6 and the Board of Directors of the Company determines in good faith after consultation with the Company’s outside advisors that such Competing Proposal constitutes a Superior Proposal, or

(ii)          other than in connection with a Competing Proposal, if the Board of Directors of the Company determines in good faith after consultation with the

Company’s outside advisors that the failure of the Board of Directors of the Company to change, qualify, withhold or withdraw the Company Recommendation would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, then the Board of Directors of the Company may change, qualify, withhold or withdraw the Company Recommendation (a "Permitted Change of Recommendation"); provided, that with respect to clause (i), (x) the Company shall have first (A) provided five Business Days' prior written notice (a "Notice of Superior Proposal") to Buyer that it is prepared to effect a Permitted Change of Recommendation in response to a Superior Proposal and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that are the basis of such proposed Permitted Change of Recommendation, and the identity of the person making such proposed Superior Proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), (B) provided to Buyer all materials and information delivered or made available to the person or group of persons making such proposed Superior Proposal, and (C) during such five Business Day period, if requested by Buyer, engaged in good faith negotiations with Buyer to amend this Agreement in such a manner that any Competing Proposal which was determined to be a Superior Proposal would no longer constitute a Superior Proposal and (y) at the end of such five Business Day Period (or at such earlier time following receipt of a Notice of Superior Proposal that Buyer notifies the Company that it is not interested in pursuing further negotiations to amend this Agreement), such Competing Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes, which have not been withdrawn, to the financial terms of this Agreement proposed by Buyer following a Notice of Superior Proposal, as a result of the negotiations required by clause (C) or otherwise).

(f)           The Company shall advise Buyer promptly (and in any event within 48 hours) of (i) any Competing Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Competing Proposal, (ii) any request for non-public information relating to the Company or its subsidiaries, other than requests for information not reasonably expected to be related to a Competing Proposal, and (iii) any inquiry or request for discussion or negotiation regarding a Competing Proposal, including in each case the identity of the person making any such Competing Proposal or indication or inquiry and the material terms of any such Competing Proposal or indication or inquiry. The Company shall keep Buyer reasonably informed on a reasonably current basis of any material change to the terms of any such Competing Proposal or indication or inquiry.

(g)          Notwithstanding the limitations set forth in this Section 6.6, and in accordance with Section 6.6(e)(i), if the Board of Directors of the Company has effected a Permitted Change of Recommendation in compliance with the requirements of Section 6.6(e)(i) and is not in breach of this Section 6.6, then the Board of Directors of the Company may cause the Company or any of its subsidiaries to enter into a binding written agreement (a "Superior Proposal Agreement") with respect to any such Superior Proposal and terminate this Agreement in accordance with Section 8.1(g).

(h)          Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company has reasonably determined in good faith, after consultation with outside advisors, that the failure to do so would be inconsistent with any applicable Law; provided that if such disclosures have the effect of causing a Change of Recommendation, Buyer shall have the right to terminate this Agreement pursuant to Section 8.1(h).

(i)           As used in this Agreement, "Competing Proposal" shall mean any offer or proposal, or any indication of interest in making an offer or proposal, made in writing by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least fifteen percent (15%) of the assets of, equity interest in, or businesses of, the Company and its subsidiaries taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.

(j)           As used in this agreement, "Superior Proposal" shall mean any bona fide Competing Proposal (except the reference therein to "fifteen percent (15%)" shall be replaced by "ninety-five percent (95%)") that is on terms that the Board of Directors of the Company has reasonably determined in good faith (after consultation with the Company's outside financial advisors and outside counsel and after considering such factors as the Board of Directors of the Company considers to be appropriate, including the legal, financial, timing, regulatory and other aspects of the proposal) would, if consummated, result in a transaction that is more favorable to the Company's stockholders than the Merger and (y) is reasonably likely to be consummated on the terms proposed.

Section 6.7	Directors' and Officers' Indemnification and Insurance.

(a)          Buyer and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or in any agreement shall survive the Merger and shall continue in full force and effect. Buyer and the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent that the Company would be permitted by applicable Law and to the fullest extent required by the Amended and Restated Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement.

(b)          Without limiting the provisions of Section 6.7(a), during the period ending on the sixth anniversary of the Effective Time, to the fullest extent that the Company would be permitted by applicable Law to do so, the Buyer will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission taken or not taken in such Indemnitee's capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates prior to the Effective Time; or (B) the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys' fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without either Acquisition Sub's or the Surviving Corporation's prior written consent and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnitees) for all Indemnitees in any jurisdiction with respect to any single such. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, neither Buyer nor the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless the use of one counsel for such Indemnitees would present such counsel with a conflict of interest that would make such joint representation inappropriate for which indemnification may be sought under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of Indemnitees covered by the settlement from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)          Buyer will provide or cause the Surviving Corporation shall provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company's directors' and officers' insurance and indemnification policy with an insurance and indemnification policy, or a "tail policy", in each case, that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date hereof; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Buyer or Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)          The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

(e)          Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Surviving

Corporation, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.7.

Section 6.8         Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Buyer, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby and (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice provided, further, that the failure to comply with this 6.8(iii) shall not constitute a material breach of this Agreement for purposes of determining whether the condition set forth in Section 7.3(b) has been satisfied. The Company shall notify Buyer, on a reasonably current basis, of any events or changes with respect to any material regulatory or other investigation or action involving the Company or any of its affiliates by any Governmental Authority, and shall reasonably cooperate with Buyer or its affiliates in efforts to mitigate any adverse consequences to Buyer or its affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

Section 6.9         Public Announcements. Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which Buyer or the Company is a party.

Section 6.10	Employee Matters.

(a)          For the period commencing on the Effective Time and ending on the one-year anniversary thereof (the "Benefit Continuation Period"), Buyer shall provide or shall cause the Surviving Corporation to provide to active employees of the Company and any of its subsidiaries ("Company Employees") compensation opportunities and benefits (excluding severance benefits which are addressed in Section 6.10(b) below and excluding equity or equity-

based awards or incentives) that are no less favorable in the aggregate to the compensation opportunities and benefits being provided to similarly situated employees of Buyer; provided, that, notwithstanding the foregoing, with respect to Company Employees who cease to be employees of Buyer or any of its affiliates and who become the employees of a successor employer in connection with the Subsequent Transaction (each such Company Employee, a "Transferred Company Employee" and such successor employer, the "Successor Employer"), the Successor Employer shall only be required to provide such Transferred Company Employees, for the duration of the Benefit Continuation Period, with compensation opportunities and benefits (including a basic program of medical, dental and vision benefits for active employees, but excluding equity or equity-based awards or incentives) that are substantially similar in the aggregate to the compensation opportunities and benefits being provided to such Transferred Company Employees immediately prior to the Effective Time under the Company Benefit Plans.

(b)          Buyer shall provide, or shall cause the Surviving Corporation to provide, to each Company Employee who experiences an involuntary termination of employment during the Benefit Continuation Period, severance benefits based on a severance benefit formula that is no less favorable than the severance benefit formula that would have applied to such Company Employee upon a termination of employment under the same circumstances immediately prior to the Effective Time pursuant to the severance program or policy applicable to such Company Employee immediately prior to the Effective Time as set forth on Section 6.10 of the Company Disclosure Schedule; provided, that such severance benefits shall be determined without taking into account any reduction after the Effective Time in the base salary or annual bonus opportunity of such Company Employee in effect immediately prior to the Effective Time and used to determine severance benefits; provided further that, notwithstanding the foregoing, nothing herein shall require Buyer or the Surviving Corporation to provide severance benefits to any Company Employee in connection with an involuntary termination of such Company Employee's employment that occurs in connection with the sale of a subsidiary, division or business, or any assets, of the Buyer or any of its affiliates (including, without limitation, the Subsequent Transaction), where such Company Employee is offered a comparable position of employment with the purchaser of such subsidiary, division, business or assets. Subject to Section 6.10(d) hereof, Buyer shall honor, fulfill and discharge, or shall cause the Surviving Corporation to honor, fulfill and discharge, the Company's and its subsidiaries' obligations under any Company Benefit Plan. In addition, notwithstanding anything herein to the contrary, Buyer shall not be obligated to provide severance to any Company Employee who is terminated as a result of such Company Employee’s failure of any background check or violation of any the Buyer’s standard hiring policies or procedures.

(c)          The Company shall use its reasonable best efforts to effectuate, effective as of, and subject to, the occurrence of the Effective Time, a spin-off of the assets and liabilities relating to Insurance and Retirement Employees (as such term is defined in the Subsequent Transaction Agreement) under The BISYS Group, Inc. 401(k) Savings Plan (the “Company 401(k)”) into a separate defined contribution plan and trust having the same rights, terms, features and options as the Company 401(k) (such plan and related trust, the “Insurance and Retirement 401(k)”). Prior to Closing, the Company shall be responsible for taking all necessary, reasonable and appropriate actions to establish, maintain and administer the Insurance and Retirement 401(k) so that it is qualified under Section 401(a) of the Code and so that the related trust thereunder is exempt from Section 501(a) of the Code, including, without limitation, the execution of any documents, adoption of any corporate resolutions or the taking of any other reasonable actions to effectuate such spin-off.

(d)          For purposes of eligibility and vesting (but not for purposes of either benefit accrual or transition benefit credits under the Buyer's 401(k) Plan) under any Employee Benefit Plan maintained by Buyer, the Surviving Corporation, the Surviving Corporation's subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing ("Buyer Plans"), and for purposes of accrual of vacation and other paid time off and severance benefits, whether under Buyer Plans or otherwise, each Company Employee shall be credited with his or her years of service with the Company, the Company's subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or evidence of insurability, in any and all Buyer Plans to the extent coverage under such Buyer Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each Buyer Plan providing medical benefits to any Company Employee, Buyer shall cause, to the extent permitted by applicable Law, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year of the Buyer Plan ending on the date such employee's participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan. For purposes of the Subsequent Transaction Agreement and the obligations of the Successor Employer in connection therewith, all references to "Buyer Plan" in this Section 6.10(d) shall refer to any Employee Benefit Plan maintained by the Successor Employer and its subsidiaries and affiliates providing benefits to any Transferred Company Employee after the Closing.

(e)          The provisions of this Section 6.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt, any Company Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.10) under or by reason of any provision of this Agreement. Nothing in this Section 6.10 shall amend, or be deemed to amend, any Company Benefit Plan or Buyer Plan. Nothing in this Section 6.10 shall prevent the amendment or termination of any Company Benefit Plans by Buyer, the Surviving Corporation or their respective subsidiaries and affiliates or shall limit the right of Buyer, the Surviving Corporation or any of their respective subsidiaries or affiliates to terminate the employment of any Company Employee at any time.

Section 6.11      Financing. The Company shall and shall cause its subsidiaries to, reasonably cooperate in connection with the arrangement of any financing by Buyer or any party to the Subsequent Transaction Agreement in connection with the transactions contemplated by this Agreement or the Subsequent Transaction Agreement (the "Financing") as may be reasonably requested by Buyer or such party to the Subsequent Transaction Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries and provided that the Buyer or such party to the Subsequent Transaction Agreement agrees (in the case of the party to the Subsequent Transaction Agreement, in writing) to promptly reimburse the Company for any reasonable costs or expenses incurred in connection with such cooperation). Such cooperation by the Company shall include, at the reasonable request of Buyer or such party to the Subsequent Transaction Agreement, (i) providing to the parties providing Financing all financial statements and other information relating to the Company and its subsidiaries that are customarily required for financings similar to the Financing and using reasonable best efforts to provide such other financial information as Buyer or such party to the Subsequent Transaction Agreement shall reasonably request in order to consummate the Financing, (ii) participating in a reasonable number of meetings, drafting sessions and due diligence sessions in connection with the Financing, (iii) assisting in the preparation of (A) one or more offering documents or confidential information memoranda for the Financing (including the execution and delivery of one or more customary representation letters in connection therewith); provided that any such memoranda and similar documents need not be issued by the Company or any of its subsidiaries; provided, further, that any such memoranda shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its subsidiaries as the obligor and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for any of the Financing, including providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, and (v) executing and delivering (or using reasonable best efforts to obtain from advisors), and causing its subsidiaries to execute and deliver (or use reasonable best efforts to obtain from advisors), customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), accounting comfort letters, legal opinions (which may be reasoned in appropriate circumstances), surveys, title insurance or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Buyer or any party to the Subsequent Transaction Agreement in connection with the Financing and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated with respect to the Financing; provided, however, that no obligation of the Company or any of its subsidiaries under any such certificate, document or instrument (other than the representation letter referred to above) shall be effective until the Effective Time. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time.

Section 6.12      Settlements. Pending the Merger, the Company shall take all action required to comply with the provisions of the SEC Settlements, the Class Action Settlement and the Derivative Action Settlement, and such actions shall not constitute a basis for an alleged breach hereunder, and the Company shall keep Buyer reasonably apprised of developments and discussions relating to the SEC Settlements, the Class Action Settlement and the Derivative Action Settlement and use good faith efforts to permit the Buyer to monitor or participate in discussions with any Governmental Authority or adverse third party relating to the SEC Settlements, the Class Action Settlement or the Derivative Action Settlement.

Section 6.13      Rule 16b-3 Exemption. The Board of Directors of the Company, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the disposition by officers and directors of Company Common Stock in exchange for the Merger Consideration, and of Company Options in exchange for the Option Cash Payment, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

Section 6.14      Stockholder Litigation. The Company shall give Buyer the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against he Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Buyer's consent.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1         Conditions to the Obligations of Each Party. The obligations of each of the Company, Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver (by mutual agreement of the parties, to the extent permitted by applicable law) by the Company and Buyer of the following conditions:

(a)          the Requisite Stockholder Approval shall have been obtained in accordance with Delaware Law and the rules and regulations of the NYSE; and

(b)          any applicable waiting period (or extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated.

Section 7.2         Conditions to the Obligations of Buyer. The obligations of Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a)          each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or by a "Company Material Adverse Effect" shall be true and correct in all respects, and each of the representations and warranties of the Company contained in this Agreement that are not so qualified (other than those referred to in Section 7.2(b) below) shall be true and correct except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b)          the representations and warranties of the Company contained in (i) Sections 4.1(a), 4.1(b), 4.4, 4.9(a) shall be true and correct in all respects, (ii) Section 4.3 shall be true and correct in all but de minimis respects and (iii) Sections 4.15 and 4.26 shall be true and correct in all material respects, in each case, as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c)          the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(d)          the Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(e)          all filings, consents, approvals, permits and authorizations to be made or obtained from any Governmental Authority set forth on Section 7.2(e) of the Buyer Disclosure Schedule shall have been made or obtained;

(f)           no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger or the Subsequent Transaction illegal or otherwise prohibiting the consummation of the Merger or the Subsequent Transaction;

(g)          no more than 35% of the outstanding Company Common Stock shall constitute Dissenting Shares; and

(h)          since the date of this Agreement, there shall not have occurred any and be continuing any Company Material Adverse Effect.

Section 7.3         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following further conditions:

(a)          each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement that is qualified as to materiality or by a "Buyer Material Adverse Effect" shall be true and correct in all respects, and each of the representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Buyer Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b)          Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

(c)          Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d)          all filings, consents, approvals, permits and authorizations to be made or obtained from any Governmental Authority in connection with the Merger set forth on Section 7.3(d) of the Company Disclosure Schedule shall have been made or obtained; and

(e)          no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1        Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned, by action taken or authorized by the Board of Directors of the terminating party or parties, at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

(a)	by mutual written consent of each of Buyer and the Company;

(b)          by written notice of either Buyer or the Company, if (i) the Effective Time shall not have occurred on or before December 31, 2007 (the "Outside Date") and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided, that, if, as of the Outside Date, all conditions to this Agreement (other than those that are to be satisfied by action taken at the Closing) shall have been satisfied or waived other than the conditions set forth in Section 7.1(b), Section 7.2(e), Section 7.2(f), Section 7.3(d) or Section 7.3(e), then either the Company or Buyer may extend the Outside Date to March 31, 2008, provided, further, that if a Company Material Adverse Effect has occurred and is continuing on December 31, 2007, the Company may not extend the Outside Date.

(c)          by written notice of either Buyer or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.4 hereof;

(d)          by written notice of either Buyer or the Company if the Requisite Stockholder Approval shall not have been obtained at a duly held Stockholders' Meeting or at any adjournment or postponement thereof at which a quorum is present and the votes to adopt this Agreement and approve the Merger are taken;

(e)          by written notice of the Company, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (2) is not cured by the earlier to occur of the Outside Date and thirty (30) days following written notice to Buyer stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, or which by its nature or timing cannot be cured;

(f)           by written notice of Buyer, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (2) is not cured by the earlier to occur of the Outside Date and thirty (30) days following written notice to Buyer stating Buyer's intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination, or which by its nature or timing cannot be cured;

(g)          by written notice of the Company, in connection with the Company or its subsidiaries entering into a Superior Proposal Agreement in accordance with Section 6.6(g);

(h)          by written notice of Buyer, if the Board of Directors of the Company withdraws, modifies or qualifies in a manner adverse to Buyer or Acquisition Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Buyer or Acquisition Sub, the Company Recommendation, fails to recommend to the Company's stockholders that they give the Requisite Stockholder Approval or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Competing Proposal; or

(i)           In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 6.5(b) and the provisions of Section 8.2, Section 8.5, Section 9.3, Section 9.4, Section 9.6, Section 9.7, Section 9.8 and Section 9.10); provided, however, that nothing herein shall relieve any party from liability for intentional breach of this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

Section 8.2	Termination Fees.

(a)      If

(i) (x) prior to the termination of this Agreement, any Competing Proposal is publicly proposed or publicly disclosed prior to, and, in each case, not publicly and irrevocably withdrawn at the time of, the Stockholders' Meeting, (y) this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(b) or, by Buyer or the Company pursuant to Section 8.1(d) or by Buyer pursuant to Section 8.1(f) and (z) within twelve (12) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been executed or a Qualifying Transaction consummated any person;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(g); or

(iii) this Agreement is terminated by Buyer pursuant to Section 8.1(h);

then in any such event the Company shall pay to Buyer a fee of US$36million in cash (the "Company Termination Fee"), plus an amount of Expenses not to exceed $3 million, and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Buyer (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made in the case of (x) termination pursuant to Section 8.2(a)(i) upon the earlier to occur of execution of an agreement providing for a Qualifying Transaction or consummation of such Qualifying Transaction, or (y) termination pursuant to Section 8.2(a)(ii), promptly upon termination of this Agreement by the Company and in any event within two (2) Business Days after the termination of this Agreement; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(a) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(b)          If this Agreement is terminated pursuant to Section 8.1(e), then in such event Buyer shall pay to the Company a fee of US$36 million in cash (the "Buyer Termination Fee") and the Buyer shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made within two (2) Business Days after the termination of this Agreement, it being understood that in no event shall Buyer be required to pay the fee referred to in this Section 8.2(b) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(c)          For the avoidance of doubt any action or inaction taken or not taken in good faith by any party that constitutes or gives rise to a breach of this Agreement shall not be deemed to be an intentional breach of this Agreement.

(d)          In the event that the Company or the Buyer shall fail to pay the Company Termination Fee or the Buyer Termination Fee, as the case may be, required pursuant to this Section 8.2 when due, such Company Termination Fee or the Buyer Termination Fee, as the case may be, shall accrue interest for the period commencing on the date such Company Termination Fee or the Buyer Termination Fee, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., in the City of New York from time to time during such period, as such bank's prime lending rate. In addition, if the Company or the Buyer shall fail to pay such Company Termination Fee or the Buyer Termination Fee, as the case may be, when due, such party shall pay to the other party, all costs and expenses (including attorneys' fees) of the parties entitled thereto in connection with efforts to collect such Company Termination Fee or the Buyer Termination Fee, as the case may be.

(e)          Each of the parties hereto acknowledges that the Company Termination Fee, the Buyer Termination Fee and the other provisions of this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that the Company Termination Fee, the Buyer Termination Fee and the other provisions of this Section 8.2 are not subject to the requirement the Requisite Stockholder Approval be obtained and these provisions shall be effective without regard to whether the Requisite Stockholder Approval is obtained. Each of the parties hereto further acknowledges that, without the Company Termination Fee, the Buyer Termination Fee and the other provisions of this Section 8.2, Buyer and the Company would not enter into this Agreement; and that the Company Termination Fee and the Buyer Termination Fee are not penalties, but rather are liquidated damages in a reasonable amount that will compensate Buyer and Acquisition Sub, or the Company, as the as may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 8.3        Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and approval of the Merger by stockholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4         Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.3, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Buyer or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.5        Expenses; Transfer Taxes. Except as set forth in Section 8.2, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1         Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including, without limitation, those contained in Section 6.7 and Section 6.10.

Section 9.2         Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Buyer:

CITIBANK N.A.

388 Greenwich Street, 14th Floor

New York, New York 10013

Phone: (212) 816-5891

Fax: (212) 816 4840

Attention: Neeraj Sahai

if to Acquisition Sub:

Buckeye Acquisition Sub, Inc.

c/o CITIBANK N.A.

388 Greenwich Street, 14th Floor

New York, New York 10013

Phone: (212) 816-5891

Fax: (212) 816 4840

Attention:	Neeraj Sahai

with copies to:

CITIBANK N.A.

388 Greenwich Street, 17th Floor

New York, New York 10013

Phone: (212) 816-5665

Fax: (212) 816 4202

Attention:	Kyle Moran, Esq.

CITIBANK N.A.

399 Park Avenue

New York, New York 10012

Phone: (212) 559-7050

Fax: (212) 559 7057

Attention:	Andrew Felner, Esq.

Deputy General Counsel

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Phone: (212) 225-2000

Fax: (212) 225-3999

Attention: Neil Q. Whoriskey

if to the Company:

The BISYS Group, Inc.

105 Eisenhower Parkway

Roseland, New Jersey 07068

Phone: (973) 461-5900

Fax: (973) 461-5941

Attention: President and CEO

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Phone: (212) 735-3000

Fax: (212) 735-2000

Attention:	Peter Allan Atkins
Eric L. Cochran

Section 9.3        Interpretation; Certain Definitions. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase "transactions contemplated by this Agreement" or "transactions contemplated hereby" or phrases of similar import, when used in this Agreement, shall not refer to the Subsequent Transaction or the transactions contemplated by the Subsequent Transaction Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.4         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5        Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Buyer or Acquisition Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this agreement to Buyer or any affiliate of Buyer, but no such assignment shall relieve Buyer or Acquisition Sub of its obligations hereunder.

Section 9.6        Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than after the Effective Time: (a) the rights to indemnification and insurance pursuant to Section 6.7 hereof (of which the persons entitled to indemnification are the intended beneficiaries) and (b) the rights of the Company’s stockholders and holders of Restricted Stock Awards to receive the Merger Consideration and Company Option holders to receive the Option Cash Payment.

Section 9.7        Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8	Consent to Jurisdiction; Enforcement.

(a)          Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in addition to any other remedy available at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (including Section 8.2) and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of Buyer, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of Buyer, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)          Each of Buyer, Acquisition Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.9         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10      WAIVER OF JURY TRIAL. EACH OF BUYER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CITIBANK N.A.

By:	/s/ Neeraj Sahai
	Name:	Neeraj Sahai
Title:

BUCKEYE ACQUISITION SUB, INC.

By:	/s/ Roderick Hardamon
	Name:	Roderick Hardamon
Title:

THE BISYS GROUP, INC.

By:	/s/ Robert J. Casale
	Name:	Robert J. Casale
	Title	Interim President and Chief
Executive Officer

EXHIBIT 6.5(b)

FORM OF WAIVER

____________________

____________________

____________________

____________________

_________________, 2007

Dear ________________:

Reference is made to the Confidentiality Agreement, between _________________ (“you”) and The BISYS Group, Inc. (the “Company”), dated as of _________________ (the “Confidentiality Agreement”), and to the Agreement and Plan of Merger, by and among Citibank N.A., Buckeye Acquisition Sub, Inc. and the Company, dated as of May 1, 2007 (the “Merger Agreement”). Capitalized terms used but not defined herein have the meaning given in the Confidentiality Agreement.

In accordance with the terms and conditions of the Confidentiality Agreement and Section 6.5 of the Merger Agreement, the Company hereby irrevocably waives clause _______ of paragraph ____ of the Confidentiality Agreement, which prohibits you from requesting the Company (or the Company Representatives), directly or indirectly, to amend or waive certain provisions of the Confidentiality Agreement to the extent such provision, directly or indirectly, restricts you from submitting an unsolicited and non-public Competing Proposal (as such term is defined in the Merger Agreement). By virtue of this waiver, the Company shall be prevented from enforcing any such provision against you to the extent set forth herein.

By executing this waiver, you acknowledge and agree that any action taken by the Company in accordance with Section 6.6 of the Merger Agreement will not violate the Confidentiality Agreement.

[signature page follows]

THE BISYS GROUP, INC.

By:
	Name:	Steven J. Kyono
	Title:	Executive Vice President
and General Counsel

Accepted and agreed to:

________________________

By:
Name: Title:

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